EXHIBIT (b)(4)

EXECUTION VERSION
Published CUSIP Number [74966UAF7difr] (5¼ Year Term Facility)
Published CUSIP Number [74966UAE0difr] (6¾ Year Term Facility)
Published CUSIP Number [74966UAD2difr] (New Term Facility)
Published CUSIP Number [______] (Acquisition Term Facility)

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of [________ __], 2013
among
RPI FINANCE TRUST,
as the Borrower,
CERTAIN AFFILIATES OF RPI FINANCE TRUST FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

_____________________________

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
and
J.P MORGAN SECURITIES LLC,
as Joint Arrangers and Joint Book Managers

[Note:  This draft includes provisions that will be revised based on whether the existing facilities are amended or refinanced.  For ease of reference, language applicable to both the amendment and refinancing scenarios has been included.  In each case, the language that will need to be deleted in the case of a refinancing has been denoted with a superscript ‘difr’ and the language that will need to be deleted in the case of an amendment has been denoted with a superscript ‘difa’.]

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

i

Section 10.16	No Advisory or Fiduciary Responsibility	106
Section 10.17	Electronic Execution of Assignments and Certain Other Documents	106
Section 10.18	USA Patriot Act Notice	106
Section 10.19	Trustee Capacity of Wilmington Trust Company	107

Schedules:

Schedule 1.01	–	Transaction Description – Initial Steps
Schedule 1.02	–	Transaction Description – Post Acquisition Reorganization
Schedule 2.01	–	Term Commitments and Applicable Percentages
Schedule 5.18	–	Taxpayer Identification Numbers
Schedule 10.02	–	Administrative Agent’s Office; Certain Addresses for Notices

Exhibits:

Exhibit A	–	Form of Committed Loan Notice

Exhibit B	–	Form of Term Note

Exhibit C-1	–	Form of Assignment and Assumption
Exhibit C-2	–	Form of Administrative Questionnaire

Exhibit D	–	Form of Compliance Certificate

Exhibit E	–	Form of Guaranty

Exhibit F	–	Form of Security Agreement

Exhibit G	–	Form of Royalty Acquisition Notice

Exhibit H	–	Form of Amended and Restated Trust Agreement of RPCT

v

AMENDED AND RESTATED CREDIT AGREEMENT

Amended and Restated Credit Agreement (“Agreement”) dated as of [________ __], 2013 among RPI FINANCE TRUST, a Delaware statutory trust (the “Borrower”), certain Affiliates of the Borrower from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, and JPMORGAN CHASE BANK, N.A., as Syndication Agent.

The Borrower is party to a $3,500,000,000 Credit Agreement dated as of August 9, 2011 and amended as of May 30, 2012, July 17, 2012 and October 4, 2012 (the “Existing Credit Agreement”) among the Borrower, each lender from time to time party thereto (collectively, the “Existing Lenders” and, individually, an “Existing Lender”), Bank of America, N.A., as administrative agent, Goldman Sachs Bank USA and Citigroup Global Markets Inc., as co-syndication agents and DNB Bank ASA, Grand Cayman Branch (formerly known as DNB Nor Bank ASA), as documentation agent.

The Borrower has requested that the Existing Credit Agreement be amended and restated as set forth herein.  Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

“Account Control Agreements” means, collectively, those account control agreements as may be required by the Collateral Agent, in its reasonable discretion, to establish perfection and priority in the RPCT Collections Account, the Borrower Collections Account, the Borrower Disbursement Account, the RP Investments Collection Account, the RPDP Inc. Collections Account, the Certain Funds Lock-Box Account and each other account, if any, established pursuant to the Collateral Documents, as amended, amended and restated, modified or supplemented from time to time.

“Acquisition” means the acquisition by BidCo of all of the Target Ordinary Shares not owned by BidCo or its Affiliates immediately prior to the date of the Initial Tender Offer Announcement pursuant to the Offer and the Compulsory Acquisition.

“Acquisition Documents” means each document relating to the Acquisition, including the Offer Documents.

“Acquisition Term Borrowing” means a borrowing consisting of simultaneous Acquisition Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Acquisition Term Lenders pursuant to Section 2.01(d).

“Acquisition Term Commitment” means, as to each Acquisition Term Lender, its obligation to make an Acquisition Term Loan to the Borrower on the Funding Date pursuant to Section 2.01(d) in an amount not exceeding the amount indicated on Schedule 2.01, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12.  The aggregate principal amount of the Acquisition Term Loan Commitments on the date hereof is $3,880,000,000.00.

“Acquisition Term Facility” means (i) on or prior to the Funding Date, the aggregate amount of the Acquisition Term Commitments at such time and (ii) thereafter, the aggregate principal amount of the Acquisition Term Loans of all Acquisition Term Lenders at such time.

“Acquisition Term Lender” means (i) at any time on or prior to the Funding Date, any Lender that has an Acquisition Term Commitment at such time and (ii) at any time on or after the Funding Date, any Lender that holds Acquisition Term Loans at such time.

“Acquisition Term Loan” means a loan made by an Acquisition Term Lender under Section 2.01(d).

“Acquisition Term Note” means a promissory note, substantially in the form of Exhibit B, evidencing the obligation of the Borrower to repay outstanding Acquisition Term Loans made by an Acquisition Term Lender, as such note may be amended, modified or supplemented from time to time.

“Acquiring Affiliate” has the meaning specified in the definition of Affiliate Acquisition Distribution.

“Adjusted Eurodollar Rate” means the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (A) the applicable Eurodollar Base Rate by (B) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit C-2 or in any other form approved by the Administrative Agent.

“ADS” means American Depositary Shares in respect of the Target Ordinary Shares.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Acquisition” has the meaning specified in the definition of Affiliate Acquisition Distribution.

“Affiliate Acquisition Distribution” means a distribution by the Borrower (including in the form of a loan or other Investment by the Borrower in an Affiliate (other than RP Select or any Person directly or indirectly Controlled by or under common Control with RP Select)) (i) that will be used, directly or indirectly, to fund a Royalty Acquisition (an “Affiliate Acquisition”) by an Affiliate of the Borrower (an “Acquiring Affiliate”) and (ii) with respect to which the Borrower notifies the Administrative Agent in writing that it designates such distribution as an “Affiliate Acquisition Distribution”, which notice shall (A) describe in reasonable detail the Acquiring Affiliate, (B) confirm that the assets being acquired constitute a Permitted Royalty Acquisition, (C) confirm that within 30 days following such Affiliate Acquisition (or such longer period as the Administrative Agent shall agree), the Borrower will cause the Acquiring Affiliate to comply with Section 6.10 and (D) identify the common parent entity of the Borrower and the Acquiring Affiliate and state that either (x) commencing with the first fiscal quarter that begins 30 days or more after the Affiliate Acquisition, the term “Consolidated Group” shall mean such common parent and its Consolidated Subsidiaries or (y) the Borrower proposes and requests that the Administrative Agent agree that for purposes of the Loan Documents that either the definition of Consolidated Group not be modified as a result of the Affiliate Acquisition or that some other form of combined or pro-forma financial statements be used for financial reporting and financial covenant compliance purposes hereunder (including appropriate adjustments to the financial reporting and financial covenants (and related definitions, including to the definition of “Consolidated Group”)); provided that if the Borrower and the Administrative Agent cannot agree on the Borrower’s proposal or some other alternative arrangement, then either the Borrower may withdraw such notice and not treat such distribution as an Affiliate Acquisition Distribution or clause (ii)(D)(x) of this definition shall apply.

“Agent” means the Administrative Agent, the Syndication Agent or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Aggregate Commitments” means at any time the Term Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Announced Transaction” means any of (a) the transaction between Target Parent Holdings and Theravance, Inc. in relation to Target Parent Holdings entering into a royalty participation agreement with Theravance, Inc. which was announced on May 13, 2013; (b) the acquisition by Target Parent Holdings of 100% of the fully diluted share capital of AOP Orphan Pharmaceuticals AG; (c) a debt issuance of $800,000,000 by Elan Finance public limited company and Elan Finance Corp. of Senior Notes due 2021; (d) the divestment of ELND005 into Speranza Therapeutics;  and (e) a share repurchase of $200,000,000 by Target Parent Holdings , which, in the case of (b) to (e) above, were announced on May 20, 2013.

“Announced Transaction Approval” means a resolution is passed at a Target EGM to approve any of the Announced Transactions.

“Applicable Percentage” means (i) in respect of the 5¼ Year Term Facility, with respect to any 5¼ Year Term Lender at any time, the percentage (carried out to the ninth decimal place) of the 5¼ Year Term Facility represented by (A) on or prior to the [First Refinancing Agreement Effective Date]difr [Funding Date]difa, such Lender’s 5¼ Year Term Commitment at such time and (B) thereafter, the principal amount of such Lender’s 5¼ Year Term Loans at such time, (ii) in respect of the 6¾ Year Term Facility, with respect to any 6¾ Year Term Lender at any time, the percentage (carried out to the ninth decimal place) of the 6¾ Year Term Facility represented by (A) on or prior to the [First Refinancing Agreement Effective Date]difr [Funding Date]difa, such Lender’s 6¾ Year Term Commitment at such time and (B) thereafter, the principal amount of such Lender’s 6¾ Year Term Loans at such time, (iii) in respect of the New Term Facility, with respect to any New Term Lender at any time, the percentage (carried out to the ninth decimal place) of the New Term Facility represented by (A) on or prior to the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa, such Lender’s New Term Commitment at such time and (B) thereafter, the principal amount of such Lender’s New Term Loans at such time, in each case subject to adjustment as provided in Section 2.13 and (iv) in respect of the Acquisition Term Facility, with respect to any Acquisition Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Acquisition Term Facility represented by (A) on or prior to the Funding Date, such Lender’s Acquisition Term Commitment at such time and (B) thereafter, the principal amount of such Lender’s Acquisition Term Loans at such time.

“Applicable Rate” means (i) in respect of the 5¼ Year Term Facility, 1.50% per annum for Base Rate Loans and 2.50% per annum for Eurodollar Rate Loans, (ii) in respect of the 6¾ Year Term Facility, 1.75% per annum for Base Rate Loans and 2.75% per annum for Eurodollar Rate Loans, (iii) in respect of the New Term Facility, 2.00% per annum for Base Rate Loans and 3.00% for Eurodollar Rate Loans and (iv) in respect of the Acquisition Term Facility, 2.00% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Rate Loans.

“Appropriate Lender” means, at any time, with respect to any of the 5¼ Year Term Facility, the 6¾ Year Term Facility, the New Term Facility or the Acquisition Term Facility, a Lender that has a Commitment with respect to such Term Facility or holds a 5¼ Year Term Loan, a 6¾ Year Term Loan, a New Term Loan or an Acquisition Term Loan, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and joint book managers for the [Acquisition Term Facility]difr [Term Facilities]difa.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially in the form of Exhibit C-1 hereto or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2012, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Consolidated Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A., and its successors.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds rate for such day and (iii) the Eurodollar Base Rate (determined by reference to clause (ii) of the definition thereof) plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BidCo” means Echo Pharma Acquisition Limited, a private company limited by shares incorporated in Ireland with company registration number 525315.

“BidCo Group Members” means LuxCo 2, LuxCo 3 and BidCo, collectively, and “BidCo Group Member” means any of them individually.

“BidCo Group Security Documents” means (i) the Share Pledge Agreement dated as of the Funding Date among LuxCo 2, LuxCo 3 and the Collateral Agent whereby LuxCo 2 has pledged all of its respective rights, title, benefit and interest whatsoever, present and future, to or in respect of its shareholding in LuxCo 3, (ii) the Account Pledge Agreement dated as of the Funding Date between LuxCo 2 and the Collateral Agent whereby LuxCo 2 has pledged all of its respective rights, title, benefit and interest whatsoever, present and future, to or in respect of its account referenced therein and held in Luxembourg, (iii) the

Account Pledge Agreement dated as of the Funding Date between LuxCo 3 and the Collateral Agent whereby LuxCo 3 has pledged all of its respective rights, title, benefit and interest whatsoever, present and future, to or in respect of its account  held in Luxembourg, (iv) the Share Charge dated as of the Funding Date between LuxCo 3 and the Collateral Agent whereby LuxCo 3 has charged all of its respective rights, title, benefit and interest whatsoever, present and future, to or in or in respect of its shareholding in BidCo and (v) the Debenture dated as of the Funding Date between BidCo and the Collateral Agent whereby BidCo has created first fixed and floating charges over all of its assets, incorporating a fixed charge over all of its respective rights, title, benefit and interest whatsoever, present and future, to or in or in respect of its shareholding in Target Parent Holdings.

“BidCo/LuxCo 3 Loan” means the Intercompany Loan Agreement and Promissory Note dated as of the Funding Date between LuxCo 3, as lender, and BidCo, as borrower.

“BidCo Payment” means a repayment or prepayment of the BidCo/LuxCo 3 Loan or any dividend, Distribution or other consideration paid or payable by or on behalf of BidCo to LuxCo 3 in repayment or prepayment of the BidCo/LuxCo 3 Loan.

“Biogen” means Biogen Idec International Holding Ltd.

“Borrower” means RPI Finance Trust, a Delaware statutory trust.

“Borrower Collections Account” means account number RPIF 11.2 in the name “RPI Finance Trust”, designated as the “RPI Collections Account” pursuant to the Security Agreement, held at Deutsche Bank Trust Company Americas (ABA Number 021001033), as depositary bank, and any successor account.

“Borrower Disbursement Account” means account number RPIF 11.1 in the name “RPI Finance Trust”, designated as the “RPI Disbursement Account” pursuant to the Security Agreement, held at Deutsche Bank Trust Company Americas (ABA Number 021001033), as depositary bank, and any successor account.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Trust Agreement” means the Amended and Restated Trust Agreement, originally dated as of August 9, 2011 between RP Management, as depositor, and Wilmington Trust Company, as owner trustee.

“Bridge Credit Agreement” means that certain Bridge Credit Agreement dated as of the date hereof among RP Investments, State Street Custodial Services (Ireland) Limited, solely in its capacity as trustee of RP Investments, the other Persons from time to time party thereto, the lenders from time to time party thereto and Bank of America (or its successor), as administrative agent.

“Bridge Loan Documents” means the “Loan Documents” as defined in the Bridge Credit Agreement.

“Bridge Term Loans” means the “Term Loans” as defined in the Bridge Credit Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that if such day relates to any Eurodollar Rate Loan, such day shall also be a London Banking Day, or, solely with respect to the Offer, in Dublin, Ireland.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests or shares in its share capital, as the case may be, (v) in the case of a trust, beneficial interests and (vi) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) Dollar-denominated time deposits and certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short term commercial paper rating from S&P is at least A 1 or the equivalent thereof or from Moody’s is at least P 1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A 1 (or the equivalent thereof) or better by S&P or P 1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (iv) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (v) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is or was a Lender, an RP Select Lender or an Affiliate of a Lender or a RP Select Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

“Cash On Hand” means the cash on hand of the Borrower as described in the Transaction Description and applied in accordance with Section 4.01(e).

“Centre of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of the Insolvency Regulation.

“Certain Funds Lock-Box Account” means account number 4427720765 maintained at Bank of America subject to a Lien in favor of the Collateral Agent into which BidCo shall deposit the proceeds of the BidCo/LuxCo 3 Loan.

“Certain Funds Major Default” means (i) any Event of Default arising as a result of (A) the representations and warranties set forth in Sections 5.01(a), 5.02, 5.03 (other than subsections (c) and (d)), 5.04 or 5.21 (in each case with respect to the Borrower and the BidCo Group Members only and not, for the avoidance of doubt, extending to any obligation to cause compliance by any other Person or in respect of any asset of any other Person to the extent such Person is not the Borrower, LuxCo 2, LuxCo 3 or BidCo) not being true and correct when made or deemed made or (B) a breach of the covenants set forth in Sections 6.04, 6.08(b), 6.12 (other than subsections (c), (d), (f)(ii), (g), (j), (l), (m), (n)(ii) and (o)), 7.01, 7.02(iii), 7.03, 7.04 (other than subsection (c)), 7.05, 7.07(iii) (other than a breach thereof by LuxCo 2, LuxCo 3 or BidCo that would not be materially adverse to the Lenders), 7.11(ii) or 7.12 (other than subsections (vi), (viii) and (ix)) or (ii) any Event of Default set forth in subsections (a) (other than payment defaults that relate to payment obligations of the Borrower under paragraph (b)(i) and (ii) of Section 2.03 or that relate to payment obligations of principal and interest of the Borrower in respect of Term Loans which are not Acquisition Term Loans), (c)(ii), (f), (g) (except to the extent such event or circumstance arises as a result of a breach of, or default under any indebtedness which is to be repaid on the Funding Date with the proceeds of the Acquisition Term Loans), (h), (j) or (k) of Section 8.01, in each case with respect to the Borrower, LuxCo 2, LuxCo 3 and BidCo only (and not, for the avoidance of doubt, extending to any obligation to cause compliance by any other Person or in respect of any asset of any other Person to the extent such Person is not the Borrower, LuxCo 2, LuxCo 3 or BidCo); provided that the grace periods with respect to any Event of Default listed in this definition shall not be deemed to apply in determining whether an Event of Default has arisen.

“Certain Funds Period” means the period beginning on the date of this Agreement and ending on the earliest of:

(i)           the date which is 60 days after the Unconditional Date;

(ii)           the date on which a Certain Funds Major Default occurs;

(iii)           the date on which the final amount of the consideration payable to the holders of the Target Ordinary Shares being acquired in the Compulsory Acquisition is fully released from the Certain Funds Lock-Box Account and paid by BidCo; and

(iv)           September 15, 2013.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the United States Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent for the Secured Parties under the Collateral Documents, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Account Control Agreements, the BidCo Group Security Documents, the Target Group Security Documents, any additional pledges, security agreements, debentures, composite debentures, account charges, share charges, notices of pledge, patent, trademark or copyright filings or mortgages that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and any instruments of supplement, assignments, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Committed Loan Notice” means a notice of (i) a Term Borrowing, (ii) a conversion of Term Loans from one Type to the other or (iii) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies Act” means the Companies Act 1963 of Ireland, as amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Compulsory Acquisition” means the compulsory acquisition procedure in respect of the Target Ordinary Shares under Regulation 23 of the 2006 Regulations.

“Consolidated Accrued Royalty Income” means, at any date, the receivables due to one or more members of the Consolidated Group in respect of their Royalty Assets, as such amount would be set forth on a consolidated statement of assets and liabilities of the Consolidated Group prepared as of such date in accordance with GAAP, in each case after all intercompany eliminations and excluding any such amount due to RPCT, RP Cube Trust and any other non wholly-owned Subsidiary the accounts of which are consolidated with those of the Consolidated Group which are attributable to a minority interest.

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period, in each case on a consolidated basis determined in accordance with GAAP but excluding any amounts otherwise included consisting of such expenditures of RPCT, RP Cube Trust and any other non wholly-owned Subsidiary the accounts of which are consolidated with those of the Consolidated Group which are attributable to a minority interest; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (i) expenditures in connection with any Permitted Royalty Acquisition or (ii) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated Charges” means, at any date, the sum of (i) Consolidated Interest Expense for the period of four consecutive fiscal quarters then ending, plus (ii) current scheduled maturities of Consolidated Funded Debt (exclusive of those in respect of the Term Loans due on the Maturity Dates for the Term Facilities) for the period of four consecutive fiscal quarters beginning one day after the date of determination, in each case excluding (without duplication) any amounts otherwise included consisting of expense or indebtedness of (x) RPCT and any other non wholly-owned Subsidiary the accounts of which are consolidated with those of the Consolidated Group which are attributable to a minority interest and (y) RP Cube Trust in respect of the Cubicin Acquisition Debt.

“Consolidated Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day determined on a Pro-Forma Basis, the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures minus Employment Related Expenses, to (ii) Consolidated Charges.

“Consolidated EBITDA” means for any period for the Consolidated Group:  (i) their total consolidated revenues (including, for this purpose but without duplication, cash amounts derived from the Tysabri Asset (exclusive of the Tysabri Upfront Payment) but only to the extent the same are received in cash by the Borrower in the Borrower Collections Account during such period), minus (ii) their total consolidated operating expenses (before amortization, interest expense and tax expenses), after all intercompany eliminations and excluding in each case any extraordinary gains or losses and the related tax effects thereof, and in each case further excluding (without duplication) any item of revenue or expense of (x) RPCT and any other non wholly-owned Subsidiary the accounts of which are consolidated with those of the Consolidated Group which are attributable to a minority interest (exclusive of any amount attributable to RP Cube Trust), (y) prior to the repayment in full of the Cubicin Acquisition Debt, RP Cube Trust with respect to 100% of 57% of amounts that would otherwise be included but for this clause (y) and (z) RP Cube Trust with respect to (1) 20% of 43%, and (2) after repayment in full of the Cubicin Acquisition Debt, 20% of 57%, in each case of amounts that would otherwise be included but for this clause (z) which are attributable to the minority interest of RP Select Finance in RPCT.

“Consolidated Excess Cash Flow” means, for any fiscal quarter for the Consolidated Group, an amount equal to:

(i)           Consolidated EBITDA for such quarter; minus

(ii)           the increase, if any, in Consolidated Accrued Royalty Income from the first day to the last day of such quarter (or plus the decrease, if any, in Consolidated Accrued Royalty Income from the first day to the last day of such quarter); minus

(iii)           the aggregate amount (without duplication and in each case excluding any amount to the extent paid, directly or indirectly, with the proceeds of (A) any Involuntary Disposition or (B) (1) any issuance of Capital Stock, (2) Debt Transaction or (3) Disposition by any member of the Consolidated Group (and in the case of the foregoing clauses (A) and (B)(3), to the extent they were not included in the determination of Consolidated EBITDA for such period) (collectively, the “Excluded Sources”)) of:

(A)           cash payments during such quarter for Consolidated Capital Expenditures;

(B)           cash amounts expended during such quarter for Permitted Royalty Acquisitions (including by means of Affiliated Acquisition Distributions); provided that no amount shall be deducted from the calculation of Consolidated Excess

Cash Flow pursuant to this subsection (B) for any quarter if the Consolidated Leverage Ratio of the Consolidated Group as of the last day of and for such quarter is greater than or equal to 4.00 to 1.00;

(C)           scheduled principal payments made in cash during such quarter on Consolidated Funded Debt other than the Term Loans (including for purposes hereof, mandatory commitment reductions, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto) and optional prepayments of Consolidated Funded Debt other than the Term Loans; and

(D)           Distributions permitted hereunder which are paid in cash during such quarter; provided that the amount deducted from the calculation of Consolidated Excess Cash Flow pursuant to this subsection (D) for any quarter shall not exceed 33% of Consolidated EBITDA for such quarter; minus

(iv)           the aggregate amount (without duplication and in each case excluding any amount to the extent paid, directly or indirectly, with any Excluded Sources) of:

(A)           Consolidated Interest Expense actually paid in cash by one or more members of the Consolidated Group during such quarter;

(B)           to the extent not included in Consolidated Interest Expense for the applicable quarter, realized losses on foreign exchange Swap Contracts qualifying as cash flow hedges during such quarter; and

(C)           taxes actually paid in cash by one or more members of the Consolidated Group during such quarter;

in each case on a consolidated basis determined in accordance with GAAP but excluding (without duplication) in the cases of each of clauses (iii) and (iv) above any amounts otherwise included consisting of expenses or indebtedness of (x) RPCT and any other non wholly-owned Subsidiary the accounts of which are consolidated with those of the Consolidated Group which are attributable to a minority interest and (y) RP Cube Trust in respect of the Cubicin Acquisition Debt.  Except as otherwise expressly provided, the applicable period shall be the fiscal quarter ending as of the date of determination.

“Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP, exclusive of the Cubicin Acquisition Debt.

“Consolidated Group” means the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP; provided that such term may be adjusted as contemplated in the definition of “Affiliate Acquisition Distribution”.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under capital leases and the implied interest component under Securitization Transactions.  Except as expressly provided otherwise, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter determined on a Pro-Forma Basis, the ratio of (i) Consolidated Funded Debt on such day to (ii) Consolidated

EBITDA minus Employment Related Expenses, in each case for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Cubicin Acquisition Debt” means term indebtedness of RP Cube Trust in an aggregate principal amount as of December 31, 2012 not exceeding $81,900,000 incurred to finance its acquisition of the Cubicin Royalty Asset which shall be recourse only to RP Cube Trust and secured only by the assets of RP Cube Trust.

“Debt Transaction” means, with respect to any member of the Consolidated Group, any borrowing, sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of indebtedness, except for Funded Debt permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under the applicable Term Facility plus (C) 2.00% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Term Loan plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that, as reasonably determined by the Administrative Agent, (i) has failed (A) to fund all or any portion of its Term Loans within two Business Days of the date such Term Loans are required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more unwaived conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied (it being understood that, if it is ultimately determined that such condition was in fact satisfied, such Lender shall be a Defaulting Lender from the date of such failure) or (B) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that an unwaived condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notification or public statement) cannot be satisfied (it being understood that, if it is ultimately determined that such condition was in fact satisfied, such Lender shall be a Defaulting Lender from the date of such statement of intent)), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subsection (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (iv) has, or has a direct or indirect parent company that has, after the date of this Agreement, (A) become the subject of a proceeding under any Debtor Relief Law or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal authority acting in such capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property (other than Cash Equivalents) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributions” means all distributions made in respect of the direct or indirect beneficial owners or beneficial interests in any Person.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Affiliate” means any Affiliate that is organized under the laws of any State of the United States or the District of Columbia, and “Domestic Affiliates” means any two or more of them.

“Domestic Loan Party” means any Loan Party that is organized under the laws of any State of the United States or any political subdivision thereof or the District of Columbia, and “Domestic Loan Parties” means any two or more of them.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States or any political subdivision thereof or the District of Columbia, and “Domestic Subsidiaries” means any two or more of them.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.10.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Employment Related Expenses” means distributions made by the Borrower to RP Investments the proceeds of which are, directly or indirectly, paid to the Investment Manager and/or the Manager for the payment of management fees, employee compensation and reimbursement of expenses.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Eurodollar Base Rate” means:

(i)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available  (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (B) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(ii)           for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (A) LIBOR, at approximately 11:00 A.M., London time, determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (B) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means at any date a Term Loan which bears interest at a rate based on the Adjusted Eurodollar Rate.

“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Sources” has the meaning specified in the definition of “Consolidated Excess Cash Flow”.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 6.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time of the Guaranty of such Guarantor, or by a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (iii) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (iv) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that is (A) required to be imposed on amounts payable to such Foreign Lender pursuant to Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (B) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (v) any United States withholding tax that is imposed as a result of such recipient’s failure to comply with the requirements to establish an exemption from such withholding tax pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively similar), and any regulations thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Feeder Funds” means, collectively, RPI US Partners, LP, a Delaware limited partnership, RPI US Partners II, LP, a Delaware limited partnership, RPI International Partners, LP, an exempted limited partnership organized under the laws of the Cayman Islands, and RPI International Partners II, LP, an exempted limited partnership organized under the laws of the Cayman Islands.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations of the Borrower then owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all Cash Management Obligations then owing under any Secured Cash Management Agreement to a Cash Management Bank; provided that the Finance Obligations shall exclude any Excluded Swap Obligations.

[“First Incremental Commitments Amendment” means the Incremental Commitments Amendment No. 1 to Credit Agreement dated as of May 30, 2012 among the Borrower, the Lenders party thereto and the Administrative Agent.

“First Incremental Commitments Amendment Effective Date” means the date on which the conditions specified in Section 4.01 of the First Incremental Commitments Amendment are satisfied (or waived) to the reasonable satisfaction of the Administrative Agent.

“First Refinancing Agreement” means Refinancing Agreement No. 1 dated as of the First Refinancing Agreement Effective Date among the Borrower, the Administrative Agent, the Rollover Lenders and any Additional Refinancing Lenders party thereto.

“First Refinancing Agreement Effective Date” means the date on which the conditions specified in Section 3.01 of the First Refinancing Agreement are satisfied (or waived) to the reasonable satisfaction of the Administrative Agent.]difr

“First-Tier Foreign Affiliate” means any Foreign Affiliate that is owned directly by RP Investments or a Domestic Affiliate that is a Guarantor.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Loan Party.

“5¼ Year Term Borrowing” means a borrowing consisting of simultaneous 5¼ Year Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the 5¼ Year Term Lenders pursuant to Section 2.01(a).

“5¼ Year Term Commitment” means, as to each 5¼ Year Term Lender, its obligation to make a 5¼ Year Term Loan to the Borrower pursuant to Section 2.01(a) on the [First Refinancing Agreement Effective Date]difr [Funding Date]difa in the amount indicated on [its signature page to the First Refinancing Agreement]difr [Schedule 2.01]difa, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12.

“5¼ Year Term Facility” means, at any time on or after the [First Refinancing Agreement Effective Date (giving effect to the First Refinancing Agreement)]difr [Funding Date]difa, the aggregate principal amount of the 5¼ Year Term Loans outstanding at such time [(which on the First Refinancing Agreement Effective Date (giving effect to the First Refinancing Agreement) is $838,026,938.62)]difr.

“5¼ Year Term Lender” means, [(i) at any time on or prior to the Funding Date, any Lender that has a 5¼ Year Term Commitment at such time and (ii)]difa at any time on or after the [First Refinancing Agreement Effective Date (giving effect to the First Refinancing Agreement)]difr [Funding Date]difa, any Lender that holds 5¼ Year Term Loans at such time.

“5¼ Year Term Loan” means, at any time on or after the [First Refinancing Agreement Effective Date (giving effect to the First Refinancing Agreement)]difr [Funding Date]difa, a loan made by a 5¼ Year Term Lender under the 5¼ Year Term Facility, including any Incremental Term Loan made as a 5¼ Year Term Loan.

“5¼ Year Term Note” means a promissory note, substantially in the form of Exhibit B, evidencing the obligation of the Borrower to repay outstanding 5¼ Year Term Loans made by a 5¼ Year Term Lender, as such note may be amended, modified or supplemented from time to time.

“Foreign Affiliate” means an Affiliate other than a Domestic Affiliate.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)           all obligations for borrowed money, whether current or long-term (including the Senior Credit Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)           all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(iii)           all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keepwell agreements and capital maintenance agreements);

(iv)           the attributable principal amount of capital leases and Synthetic Leases;

(v)           the attributable principal amount of Securitization Transactions;

(vi)           all Preferred Stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(vii)           Support Obligations in respect of Funded Debt of another Person; and

(viii)           Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (a) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (i) and purchase money indebtedness and the deferred purchase obligations under clause (ii), (b) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (iii), and (c) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (vii).

“Funding Date” means the date on which BidCo pays to the applicable holders of Target Ordinary Shares the consideration in respect of the Target Ordinary Shares in respect of which valid acceptances have been received by the Unconditional Date; provided that the Funding Date shall not occur earlier than 13 days (or such earlier date as is agreed by the Arrangers) after the Unconditional Date without the consent of the Arrangers.

“Funds Flow Statement” means that certain funds flow statement delivered to the Administrative Agent pursuant to Section 6.01(a)(xiii) of the Refinancing and Funding Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States, Ireland or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).

“Guarantors” means, collectively, (i) the Persons required to execute and deliver a Guaranty or other guaranty or guaranty supplement pursuant to Section 6.09, including each BidCo Group Member and, from and after the completion of the Section 60 Financial Assistance Validation Procedure, each Target Group Member and (ii) if guaranteed by the Borrower, with respect to (A) Obligations owing by a Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any

Swap Obligation or Cash Management Agreement and (B) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means, collectively, any guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, and any guaranty supplement delivered pursuant to Section 6.09.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract with the Borrower, is or was a Lender, an RP Select Lender or an Affiliate of a Lender or an RP Select Lender, in its capacity as a party to such Swap Contract.

“Incremental Commitments Amendment” has the meaning specified in Section 2.12(d).

“Incremental Commitments Effective Date” has the meaning specified in Section 2.12(e).

“Incremental Lender” has the meaning set forth in Section 2.12(c).

“Incremental Term Commitment” has the meaning specified in Section 2.12(a).

“Incremental Term Loan Tranche” has the meaning specified in Section 2.12(a).

“Incremental Term Loans” has the meaning specified in Section 2.12(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Closing Date” means August 9, 2011.

“Initial Tender Offer Announcement” means the initial announcement dated April 15, 2013 made under Rule 2.5 of the Irish Takeover Rules.

“Insolvency Regulation” means the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings.

“Interest Payment Date” means (i) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date of the Term Facility under which such Term Loan was borrowed; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (ii) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Term Facility under which such Term Loan was borrowed.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(i)           any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)           no Interest Period in respect of Term Loans may be selected which extends beyond a principal amortization payment date specified in Section 2.05 for Term Loans of the applicable Term Facility unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans of the applicable Term Facility which are comprised of Base Rate Loans together with such Term Loans comprised of Eurodollar Rate Loans with Interest Periods expiring on or prior to such date are at least equal to the aggregate principal amount of Term Loans of the applicable Term Facility due on such date;

(iv)           no Interest Period in excess of one month may be selected at any time when a Default or an Event of Default is then in existence; and

(v)           no Interest Period shall extend beyond the Maturity Date of the Term Facility under which such Term Loan was borrowed.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock of another Person, (ii) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to indebtedness of such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Manager” means RP Management in its capacity as investment manager of the Borrower, and its successor and assigns in such capacity.

“Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“Irish Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2007 as amended and as in force from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means any Lender with a Term Commitment or outstanding Term Loans, including any Incremental Lender.

“Lending Office” means with respect to any Lender and for each Type of Term Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Term Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Term Loans of such Type are to be made and maintained.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, this Agreement, any Incremental Commitments Amendment, any Refinancing Amendment, the Term Notes, the Guaranty, the Collateral Documents, the Refinancing and Funding Agreement and any other document designated as a Loan Document in writing by the Borrower and the Administrative Agent.

“Loan Party” means each of the Borrower, RPCT, LuxCo 2, LuxCo 3, BidCo and each other Guarantor, and “Loan Parties” means any combination of the foregoing.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“LuxCo 1” means Echo Acquisition Lux One S.à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg, having its registered office at 65, boulevard Grand Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg, with registration number with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B176488 and with a share capital of $25,000.

“LuxCo 2” means Echo Acquisition Lux Two S.à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg, having its registered office at 65, boulevard Grand Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg, with registration number with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B176493 and with a share capital of $25,000.

“LuxCo 3” means Echo Acquisition Lux Three S.à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg, having its registered office at 65, boulevard Grand Duchesse Charlotte, L-1331 Luxembourg, Grand Duchy of Luxembourg, with registration number with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B176496 and with a share capital of $25,000.

“LuxCo 3 Bond Purchase Agreement” means the Bond Purchase Agreement dated April 15, 2013 among RP Investments, State Street Custodial Services (Ireland) Limited, solely in its capacity as trustee of RP Investments, the Borrower and LuxCo 3.

“LuxCo 3 Bonds” means the LuxCo 3/RPI Bonds and the LuxCo 3/RPIFT Bonds, collectively.

“LuxCo 3/RPI Bonds” means the bonds issued by LuxCo 3 to RP Investments pursuant to the LuxCo 3 Bond Purchase Agreement on the Funding Date in an aggregate principal amount equal to the net amount of the Bridge Term Loans advanced to RP Investments on the Funding Date under the Bridge Credit Agreement.

“LuxCo 3/RPIFT Bonds” means the bonds issued by LuxCo 3 to the Borrower pursuant to the LuxCo 3 Bond Purchase Agreement on the Funding Date in an aggregate principal amount equal to the sum of the net amount of Acquisition Term Loans advanced to the Borrower on the Funding Date under this Agreement plus the amount of Cash On Hand on the Funding Date.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Insolvency Event” means, in relation to any Luxembourg Loan Party or all or a material part of its assets, any corporate action, legal proceedings or other procedure or step that continues undismissed or unstayed for sixty calendar days in relation to bankruptcy (faillite), insolvency, judicial or voluntary liquidation (liquidation judiciaire ou volontaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), fraudulent conveyance (action paulienne), controlled management (gestion contrôlée), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Loan Party” means any Loan Party organized and established under the Laws of Luxembourg.

“Manager” means RP Management (Ireland) in its capacity as manager of the Borrower, and its successors and assigns in such capacity.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (i) with respect to the 5¼ Year Term Facility, November 9, 2016, (ii) with respect to the 6¾ Year Term Facility, May 9, 2018, (iii) with respect to the New Term Facility, November 9, 2018 and (iv) with respect to the Acquisition Term Facility, the date which is six years after the Funding Date (or if any such day is not a Business Day, the next preceding Business Day).

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition or Debt Transaction, net of (i) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts) and (ii) estimated taxes paid or payable as a result thereof.  For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any

Disposition or Debt Transaction and the Borrower’s share of such net proceeds distributed by RPCT to the Borrower in connection with any permitted Disposition by RPCT or any Subsidiary of RPCT and excludes RP Select’s share of any such net proceeds distributed by RPCT to RP Select Finance in connection with any permitted Disposition by RPCT.

“New Term Borrowing” means a borrowing consisting of simultaneous New Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the New Term Lenders pursuant to Section 2.01(c).

“New Term Commitment” means, as to each New Term Lender, its obligation to make a New Term Loan to the Borrower pursuant to Section 2.01(c) on the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa in the amount indicated on [its signature page to the First Incremental Commitments Amendment]difr [Schedule 2.01]difa, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12.

“New Term Facility” means, at any time on or after the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa the aggregate principal amount of the New Term Loans outstanding at such time.

“New Term Lender” means (i) at any time on or prior to the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa, any Lender that has a New Term Commitment at such time and (ii) at any time after the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa, any Lender that holds New Term Loans at such time.

“New Term Loan” means, at any time on or after the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa, a loan made by a New Term Lender under the New Term Facility.

“New Term Note” means a promissory note, substantially in the form of Exhibit B, evidencing the obligation of the Borrower to repay outstanding New Term Loans made by a New Term Lender, as such note may be amended, modified or supplemented from time to time.

“Offer” means the cash tender offer for the Target Ordinary Shares made by, or on behalf of, BidCo to the holders of the Target Ordinary Shares substantially on the terms and conditions referred to in the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement or as those terms and conditions may from time to time be amended, added to, revised, renewed, extended or waived as permitted in accordance with the terms of this Agreement or the Refinancing and Funding Agreement.

“Offer Costs” means all fees, costs and expenses (and Taxes thereon) and all stamp duty, registration, transfer or similar Taxes incurred by (or required to be paid by or on behalf of) the Borrower, the BidCo Group Members or any of their respective Subsidiaries in connection with the Acquisition or the financing thereof.

“Offer Documents” means the Tender Offer Documents, the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement and any other announcements, press releases, circulars issued or filed in connection with the Offer and documents sent or required to be sent to the holders of Target Ordinary Shares or filed with the SEC in connection with the Offer by or on behalf of BidCo or any of its Affiliates.

“Organization Documents” means:  (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of incorporation, association, formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original 5¼ Year Term Facility” means, immediately prior to the [effectiveness of the First Refinancing Agreement]difr [Funding Date]difa, the aggregate principal amount of the Original 5¼ Year Term Loans outstanding at such time.

“Original 5¼ Year Term Lender” means, immediately prior to the [effectiveness of the First Refinancing Agreement]difr [Funding Date]difa, any Lender that holds Original 5¼ Year Term Loans at such time.

“Original 5¼ Year Term Loan” means a loan made by an Original 5¼ Year Term Lender under the Original 5¼ Year Term Facility.

“Original 6¾ Year Term Facility” means, immediately prior to the [effectiveness of the First Refinancing Agreement]difr [Funding Date]difa, the aggregate principal amount of the Original 6¾ Year Term Loans outstanding at such time.

“Original 6¾ Year Term Lender” means, immediately prior to the [effectiveness of the First Refinancing Agreement]difr [Funding Date]difa, any Lender that holds Original 6¾ Year Term Loans at such time.

“Original 6¾ Year Term Loan” means a loan made by an Original 6¾ Year Term Lender under the Original 6¾ Year Term Facility.

“Original Term Loan” means an Original 5¼ Year Term Loan or an Original 6¾ Year Term Loan, and “Original Term Loans” means any two or more of them, collectively.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owner Trustee” means the Owner Trustee under the Borrower Trust Agreement or the RPCT Trust Agreement, as applicable.

“Panel” means the Irish Takeover Panel.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means those Liens permitted by Section 7.01.

“Permitted Royalty Acquisition” means (i) the Acquisition and (ii) any other Royalty Acquisition that satisfies the following conditions:  (A) the Royalty Acquisition will be limited to purchase or acquisition of Royalty Assets, (B) in the case of a Royalty Acquisition of Capital Stock of a controlling interest in an entity, the board of directors (or other comparable governing body) of such other Person shall have approved the Royalty Acquisition and (C) the Borrower will provide to the Administrative Agent at least five Business Days prior to the consummation of the Royalty Acquisition or such shorter period as may be agreed by the Administrative Agent in its sole discretion, a certificate in the form attached as Exhibit G, (1) confirming that no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, and (2) demonstrating (after giving effect to such Royalty Acquisition on a Pro-Forma Basis) that (x) the Consolidated Leverage Ratio of the Consolidated Group as of the last day of the most recent fiscal quarter of the Borrower ending on or prior to the date of such Royalty Acquisition, and for the period of four consecutive fiscal quarters ending on such day, does not exceed 4.50 to 1.00 and (y) the Consolidated Coverage Ratio of the Consolidated Group for such period is not less than 3.50 to 1.00.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means, as applied to the Capital Stock of a Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person.

“Prepayment Notice” means a notice of prepayment of Term Loans pursuant to Section 2.03(c).

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro-Forma Basis” means, with respect to any transaction, for purposes of determining compliance with the financial covenants hereunder and for determining whether a Royalty Acquisition is a Permitted Royalty Acquisition, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof.  Further, for purposes of making calculations on a “Pro-Forma Basis” hereunder, (a) in the case of any Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) indebtedness paid or retired in connection with such Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Royalty Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) indebtedness incurred in connection with any Royalty Acquisition shall be deemed to have been incurred as of the first day of the applicable period

(and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receiving Agent” means the service provider designated by BidCo pursuant to Section 6.12(e).

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.14.

“Refinancing and Funding Agreement” means the Second Amended and Restated Refinancing and Funds Certain Funding Agreement dated as of May 20, 2013 among RP Investments, the Borrower, RPCT, the BidCo Group Members, the lenders party thereto and the Administrative Agent.

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Related Documents” means the Acquisition Documents, the Bridge Loan Documents and the Loan Documents, collectively, and “Related Document” means any one of them.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and other representatives of such Person and of such Person’s Affiliates.

“Reorganization” means the reorganization contemplated by Section 6.13(a) to occur following the actions and events described on Schedule 1.01 hereto.

“Repricing Transaction” means any refinancing, refunding, replacement or repricing, in whole or in part, of any of the Term Loans, directly or indirectly, (x) from, or in anticipation of the receipt of, the proceeds of any indebtedness (whether issued in one transaction or a series of related transactions, and including, without limitation, any Incremental Term Loans, any Specified Refinancing Debt or any other new or additional loans under this Agreement), or (y) pursuant to any amendment (other than any amendment to a financial covenant herein or in the component definitions thereof that may result in a repricing) to this Agreement, in any case and for any series of related transactions determined across all such transactions, having or resulting in an effective interest rate or weighted average yield (to be determined by the Administrative Agent, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof generally and in their capacity as lenders or holders) as of the date of such refinancing, refunding, replacement or repricing that is, or could be, by the express terms of such indebtedness (and not by virtue of any fluctuation in the Adjusted Eurodollar Rate or Base Rate), less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent, on the same basis as above) of such Term Loans immediately prior to such refinancing, refunding, replacement or repricing.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (i) the aggregate unused Term Commitments, if any plus (ii) the aggregate outstanding principal amount of the Term Loans at such date; provided that the unused Term Commitment and the portion of the Term Loans, if any, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Acquisition Term Lenders” means, as of any date of determination, Acquisition Term Lenders holding more than 50% of the Acquisition Term Facility on such date; provided that the portion of the Acquisition Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Acquisition Term Lenders.

“Required 5¼ Year Term Lenders” means, as of any date of determination, 5¼ Year Term Lenders holding more than 50% of the 5¼ Year Term Facility on such date; provided that the portion of the 5¼ Year Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required 5¼ Year Term Lenders.

“Required New Term Lenders” means, as of any date of determination, New Term Lenders holding more than 50% of the New Term Facility on such date; provided that the portion of the New Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required New Term Lenders.

“Required 6¾ Year Term Lenders” means, as of any date of determination, 6¾ Year Term Lenders holding more than 50% of the 6¾ Year Term Facility on such date; provided that the portion of the 6¾ Year Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required 6¾ Year Term Lenders.

“Responsible Officer” means (i) with respect to any entity other than the Borrower or any Luxembourg Loan Party, any officer or manager of such entity who is authorized to act for such entity in matters relating to such entity, (ii) with respect to the Borrower, any officer of RP Management or Wilmington Trust Company, as owner trustee, who is authorized to act for RP Management or Wilmington Trust Company, as owner trustee, in matters relating to the Borrower and who is identified on the list of authorized signatories delivered by RP Management or Wilmington Trust Company, as owner trustee to the Administrative Agent on the Effective Date (as such list may be modified or supplemented from time to time thereafter) and (iii) with respect to a Luxembourg Loan Party, the director or manager (as applicable) of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

[“Rollover Lender” means each Lender party to this Agreement immediately prior to the First Refinancing Agreement Effective Date which elected to exchange outstanding Original 5¼ Year Term Loans and/or Original 6¾ Year Term Loans for 5¼ Term Loans and/or 6¾ Year Term Loans under and in accordance with the First Refinancing Agreement.]difr

“Royalty Acquisition” means (i) the purchase or acquisition of Royalty Assets, and (ii) the purchase or acquisition of the Capital Stock or assets of an entity, enterprise or business unit that owns, among other things, Royalty Assets.

“Royalty Assets” means intellectual property (including patents) or other contractual rights to income (including under the LuxCo 3/RPIFT Bonds) derived from the sales of, or revenues generated by, pharmaceutical and/or biopharmaceutical products, processes, devices, or enabling or delivery technologies that are protected by patents, governmental or other regulations or otherwise by contract, and/or the securities of entities that hold, directly or indirectly, such interests including, without limitation, securities convertible into the foregoing, and any securities investments or contracts that may provide a hedge for such investments.

“RPCT” means Royalty Pharma Collection Trust (formerly known as Royalty Pharma Finance Trust), a Delaware statutory trust, and a direct Subsidiary of the Borrower.

“RPCT Collections Account” means account number 00430430 in the name “Royalty Pharma Collection Trust (formerly known as Royalty Pharma Finance Trust)” held at Deutsche Bank Trust Company Americas (ABA Number 021001033), as depositary bank, and any successor account.

“RPCT Collections Account Control Agreement” has the meaning specified in the Security Agreement.

“RPCT Trust Agreement” means the Amended and Restated Trust Agreement dated as of August 9, 2011 among State Street Custodial Services (Ireland) Limited, as Trustee, the Borrower, RP Select Finance and Wilmington Trust Company, as Owner Trustee, substantially in the form of Exhibit H hereto.

“RPDP Inc.” means RPDP Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of RPDP LLC.

“RPDP Inc. Collections Account” means account number 01419647 (or any other account reasonably designated by the Collateral Agent) in the name “Deutsche Bank Trust Company Americas (ABA 021001033; Swift Code BKTRUS33), Ref RPDP Inc. PORT RPDP12.1” and designated as the “RPDP Inc. Collections Account” (referred to as a “Royalty Collections Account”) in Section 6.01(a) of the Security Agreement) of RPDP, Inc. held at Deutsche Bank Trust Company Americas, as depositary bank, and any successor account.

“RPDP Inc. Collections Account Control Agreement” has the meaning specified in the Security Agreement Supplement referred to in clause (ii) of the definition of Security Agreement Supplements.

“RPDP LLC” means RPDP LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of RPCT.

“RPI Entities” means the Borrower and RPIFT, collectively.

“RP Cube Trust” means RP Cube Trust, and Irish unit trust formerly named TPG-Axon Cube Trust, and a direct, wholly-owned Subsidiary of RPCT.

“RP Investments” means Royalty Pharma Investments, a unit trust formed under the laws of the Republic of Ireland and the direct parent of the Borrower.

“RP Investments Collection Account” means account number 01419647 in the name “Deutsche Bank Trust Company Americas (ABA: 021001033; Swift Code BKTRUS33) Ref: Royalty Pharma Investment PORT RP1012.1 designated as the Collections Account” of RP Investments held at Deutsche Bank Trust Company Americas, as depositary bank, and any successor account.

“RP Lex Sub-Trust” means RP Lex Sub-Trust, a Delaware statutory trust and a direct, wholly-owned Subsidiary of RPCT.

“RP Management” means RP Management, LLC, a Delaware limited liability company.

“RP Management (Ireland)” means RP Management (Ireland) Limited, a private company duly incorporated with limited liability under the laws of Ireland.

“RP Select” means Royalty Pharma Select (formerly named Royalty Pharma), a unit trust formed under the laws of the Republic of Ireland and the direct parent of RP Select Finance.

“RP Select Finance” means, RP Select Finance Trust, a Delaware statutory trust and the owner on the Closing Date of 20% of the beneficial interests in RPCT.

“RP Select Finance Term Facility” means the $850,000,000 Credit Agreement dated as of August 9, 2011 and amended as of November 2, 2012 among RP Select Finance, the lenders from time to time parties thereto, Bank of America, as administrative agent, and any documentation and syndication agents party thereto.

“RP Select Lender” means at any date a lender party to the RP Select Finance Term Facility.

“RPI Acquisitions” means RPI Acquisitions (Ireland) Limited, a private company incorporated with limited liability under the laws of Ireland and a direct, wholly-owned Subsidiary of RP Investments.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 60 Financial Assistance Validation Procedure” means the procedure pursuant to Section 60 of the Companies Act which will enable the Target Group Members incorporated in Ireland to comply with Section 6.09 and Section 6.10 and otherwise provide financial assistance in connection with the Acquisition and/or the Reorganization.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Senior Credit Parties, the Hedge Banks, the Cash Management Banks and the other Persons the Finance Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreement” means the Security Agreement dated as of the Initial Closing Date among the Borrower, RPCT, any additional grantors from time to time party thereto and the Collateral Agent, as the same may be amended, modified or supplemented from time to time, including by the Security Agreement Supplements.

“Security Agreement Supplements” means, collectively, (i) Supplement No. 1 to Security Agreement dated as of December 19, 2012 among the Borrower, RPCT, RP Investments, RP Management (Ireland), RPI Acquisitions, RPCT and the Collateral Agent, (ii) Supplement No 2. to Security Agreement dated as of December 19, 2012 among the Borrower, RPCT, RPDP LLC, RPDP Inc. and the Collateral Agent and (iii) Supplement No. 3 to Security Agreement dated as of the Funding Date among the RP Investments, the Borrower, RPCT, the BidCo Group Members and the Collateral Agent.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i)           in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Term Loan under, or any Term Note issued pursuant to, this Agreement or any other Loan Document;

(ii)           all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)           all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv)           all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v)           in the case of each Guarantor and RPCT, all amounts now or hereafter payable by such Guarantor or RPCT, as the case may be, and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, such Guarantor or RPCT, whether or not allowed or allowable as a claim in any such proceeding) on the part of such Guarantor or RPCT, pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Credit Party” means each Lender, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“6¾ Year Term Borrowing” means a borrowing consisting of simultaneous 6¾ Year Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the 6¾ Year Term Lenders pursuant to Section 2.01(b).

“6¾ Year Term Commitment” means, as to each 6¾ Year Term Lender, its obligation to make a 6¾ Year Term Loan to the Borrower pursuant to Section 2.01(b) on the [First Refinancing Agreement Effective Date]difr [Funding Date]difa in the amount indicated on [its signature page to the First Refinancing Agreement]difr [Schedule 2.01]difa, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.12.

“6¾ Year Term Facility” means, at any time on or after the [First Refinancing Agreement Effective Date (giving effect to the First Refinancing Agreement)]difr [Funding Date]difa the aggregate principal amount of the 6¾ Year Term Loans outstanding at such time [(which on the First Refinancing Agreement Effective Date (giving effect to the First Refinancing Agreement) is $1,873,236,687.28)]difr.

“6¾ Year Term Lender” means [(i) at any time on or prior to the Funding Date, any Lender that has a 6¾ Year Term Commitment at such time and (ii)]difa at any time on or after the [First Refinancing Agreement Effective Date (giving effect to the First Refinancing Agreement)]difr [Funding Date]difa, any Lender that holds 6¾ Year Term Loans at such time.

“6¾ Year Term Loan” means, at any time on or after the [First Refinancing Agreement Effective Date (giving effect to the First Refinancing Agreement)]difr [Funding Date]difa, a loan made by a 6¾ Year Term Lender under the 6¾ Year Term Facility, including any Incremental Term Loan made as a 6¾ Year Term Loan.

“6¾ Year Term Note” means a promissory note, substantially in the form of Exhibit B, evidencing the obligation of the Borrower to repay outstanding 6¾ Year Term Loans made by a 6¾ Year Term Lender, as such note may be amended, modified or supplemented from time to time.

“Sharing Percentage” means, with respect to the LuxCo 3 Bonds (including for all purposes of this definition any instruments, documents or other agreements which from time to time refinance or replace in whole or in part or which may be issued in lieu of or in substitution for the LuxCo 3 Bonds of either series pursuant to the Reorganization), (i) 100% for the LuxCo 3/RPI Bonds and 0% for the LuxCo 3/RPIFT Bonds until the earlier of (x) the date on which an amount equal to the full amount of the Target Net Cash (or, if less, the aggregate original principal amount of the LuxCo 3/RPI Bonds) is paid by BidCo to LuxCo 3 (or any successor payor or payee thereof) and applied by LuxCo 3 to prepay or redeem the LuxCo 3/RPI Bonds (and commensurately by RP Investments to repay the Bridge Term Loans by a like principal amount) and (y) the date on which the amount of the Target Net Cash first becomes zero, and (ii) thereafter 0% for the LuxCo 3/RPI Bonds and 100% for the LuxCo 3/RPIFT Bonds.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (vi) in the case of any Person organized under the laws of Ireland, such Person is not deemed to be unable to pay its debts under Section 214 of the Companies Act and (vi) and, in respect of a Luxembourg Loan Party, such Luxembourg Loan Party is not unable to pay its debts (in particular, it is not in a state of cessation of payments (cessation de paiements) and has not lost its commercial creditworthiness) and would not become unable to do so.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 6.11).

“Specified Refinancing Debt” has the meaning specified in Section 2.14.

“Stock Sale Proceeds” means any cash or Cash Equivalents purchased by the Borrower using the Net Cash Proceeds of a Disposition of Margin Stock.

“Subsequent Tender Offer Announcement” means the announcement dated May 20, 2013 made under Rule 2.5 of the Irish Takeover Rules announcing the Offer.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, statutory trust or other business entity as to which a majority of the beneficial or other ownership interests therein, or a majority of the shares of securities thereof or other interests therein having ordinary voting power for the election of the directors or other governing body thereof (other than securities or interests having such power only by reason of the happening of a contingency), in each case are at the time beneficially owned, or the management of such business entity is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by, such Person, and, with respect to (i) the Borrower, shall in any event include RPCT, RP Cube Trust, RPDP LLC, RPDP Inc. and RP Lex Sub-Trust, and (ii) RP Investments, shall in any event include the Borrower and RPI Acquisitions.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of RP Investments.

“Support Obligations” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien).  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, and (iii) any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person to pay or perform under or in respect of any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Target Cash Assets” means “Elan Cash Assets” as defined in the Initial Tender Offer Announcement.

“Target EGM” means any extraordinary general meeting of Target Parent Holdings that is or was scheduled to be convened in order for any Announced Transaction to be put to a shareholder vote, including any adjournment of any such meeting.

“Target Debt” means “Elan Debt” as defined in the Initial Tender Offer Announcement.

“Target Group Members” means Target Parent Holdings, Target Holdings and Target OpCo and their respective Subsidiaries, collectively, and “Target Group Member” means any of them individually.

“Target Group Security Documents” means the composite debenture described in Section 6.12(n)(ii) and any agreements, certificates, notices, filings or other documents entered into in connection with the creation or perfection of security interests in the assets of the Target Group Members to secure the Finance Obligations.

“Target Holdings” means Elan Holdings Limited, a private company limited by shares incorporated in Ireland.

“Target Net Cash” means an amount (not less than zero) equal to (i) Target Cash Assets minus (ii) Target Debt on the Target Net Cash Testing Date.

“Target Net Cash Testing Date” means the “Cash Testing Date” as defined in the Initial Tender Offer Announcement (or such other date determined pursuant to procedures that the Borrower and the Administrative Agent shall agree for verifying Target Net Cash).

“Target OpCo” means Elan Pharma International Ltd., a private company limited by shares incorporated in Ireland.

“Target Ordinary Shares” means the issued and outstanding ordinary shares having a nominal value of €0.05 each, of Target Parent Holdings (including any ordinary shares issued while the Offer remains open for acceptance and any ordinary shares represented by ADS).

“Target Parent Holdings” means Elan Corporation, plc, an Irish public limited company.

“Target Parent Holdings Payment” means a repayment or prepayment of any instrument of Target Parent Holdings issued in exchange for the LuxCo 3 Bonds or BidCo/LuxCo 3 Loan or into which the LuxCo 3 Bonds or BidCo/LuxCo 3 Loan are converted or any dividend, Distribution or other consideration paid or payable by or on behalf of Target Parent Holdings to LuxCo 3 in repayment or prepayment of any instrument of Target Parent Holdings issued in exchange for the LuxCo 3 Bonds or BidCo/LuxCo 3 Loan or into which the LuxCo 3 Bonds or BidCo/LuxCo 3 Loan are converted.

“Target Parent Holdings 2012 Annual Report” means the Annual Report of Target Parent Holdings on Form 20-F for its fiscal year ended December 31, 2012 filed with the SEC pursuant to Section 13 or 15(d) of the United States Securities Exchange Act of 1934.

“Target Senior Notes” means the 6.25% Senior Fixed Rate Notes due 2019 issued by certain Affiliates of Target Parent Holdings pursuant to the Target Senior Notes Indenture.

“Target Senior Notes Indenture” means the Indenture dated as of October 1, 2012 among Elan Finance public limited company, Elan Finance Corp., Target Parent Holdings, the subsidiary note guarantors party thereto, BNY Mellon Corporate Trustee Services Limited, as Trustee, and the Bank of New York Mellon, as Registrar and Paying Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer Documents” means, collectively, the documents containing the terms and conditions of the Offer sent to the holders of Target Ordinary Shares or filed with the Panel or the SEC and any amendments thereto permitted by the terms of this Agreement or by the terms of the Refinancing and Funding Agreement.

“Term Borrowing” means a 5¼ Year Term Borrowing, a 6¾ Year Term Borrowing, a New Term Borrowing or an Acquisition Term Borrowing.

“Term Commitment” means a 5¼ Year Term Commitment, a 6¾ Year Term Commitment, a New Term Commitment, an Acquisition Term Commitment or any Incremental Term Commitment, and “Term Commitments” means any two or more of them, collectively.

“Term Facility” means, at any time, the 5¼ Year Term Facility, the 6¾ Year Term Facility, the New Term Facility, the Acquisition Term Facility or any Incremental Term Loan Tranche, and “Term Facilities” means any two or more of them, collectively.

“Term Loan” means a 5¼ Year Term Loan, a 6¾ Year Term Loan, a New Term Loan, an Acquisition Term Loan or any Incremental Term Loan, and “Term Loans” means any two or more of them, collectively.

“Term Note” means a 5¼ Year Term Note, a 6¾ Year Term Note, a New Term Note or an Acquisition Term Note, and “Term Notes” means any two or more of them, collectively.

“Transaction” means the events contemplated by the Related Documents.

“Transaction Consideration Amount” means (i) the consideration required to be paid to complete the Acquisition (including the Compulsory Acquisition) and (ii) Transaction fees (including original issue discount and upfront fees) and expenses, in each case as described in the Funds Flow Statement and the Transaction Description and subject to any applicable limitations set forth therein.

“Transaction Description” means, collectively, the “Transaction Description – Initial Steps” set forth on Schedule 1.01 and the “Transaction Description – Post Acquisition Reorganization” set forth on Schedule 1.02 hereto.

“2006 Regulations” means the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006 of Ireland.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Tysabri Asset” means the interest of Target OpCo (or other Target Group Members) in Tysabri (as defined in the Tysabri Sale Agreement) and all other assets or interests transferred to Biogen under the Tysabri Sale Agreement.

“Tysabri Disposition” means the sale by certain Affiliates of Target Parent Holdings to Biogen of the Tysabri Asset.

“Tysabri Sale Agreement” means the Asset Purchase Agreement dated February 5, 2013 among Biogen, Target OpCo and Elan Pharmaceuticals, Inc., as in effect on the date hereof.

“Tysabri Upfront Payment” means an upfront payment by Biogen to Target Parent Holdings or its Subsidiaries pursuant to the Tysabri Sale Agreement in an amount equal to $3,249,000,000.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unconditional Date” means the date on which the Offer is declared or becomes unconditional in all respects.

“United States” and “US” mean the United States of America.

“US Securities Laws” means the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the securities laws of each State of the United States and the rules and regulations promulgated thereunder, each as amended and as in effect from time to time.

“Weighted Average Life to Maturity” means, when applied to any indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such indebtedness.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

“Yield Differential” has the meaning specified in Section 2.12(b)(iv).

Section 1.02 Other Interpretative Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof,

(iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           References to a “Person and its Subsidiaries” or to a “Person or any Subsidiary” (or words of similar import) means to the Borrower, RP Investments each Loan Party and their respective Subsidiaries, as applicable, unless otherwise specified.

Section 1.03 Luxembourg Terms.  Without prejudice to the generality of any provision of this Agreement, with respect to a Luxembourg Loan Party, a reference in this Agreement to: (a) a winding-up, administration or dissolution includes bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion controlee), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a Lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a Person being unable to pay its debts includes that person being a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a Guaranty includes any garantie which is independent from the Indebtedness to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; and (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés).

Section 1.04 Accounting Terms and Determinations.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Funded Debt of the Loan Parties and their respective Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Computation of Certain Financial Covenants.  Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of the Consolidated Group.

Section 1.05 Rounding.  Any financial ratios required to be maintained by any member of the Consolidated Group pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE TERM COMMITMENTS AND TERM LOANS

Section 2.01 The Term Loans.

(a)           5¼ Year Term Loans.  Subject to the terms and conditions set forth herein, each 5¼ Year Term Lender severally agrees to make a single loan to the Borrower on the [First Refinancing Agreement Effective Date]difr [Funding Date]difa in an amount not to exceed such 5¼ Year Term Lender’s Applicable Percentage of the 5¼ Year Term Facility[; provided that the obligation of each 5¼ Year Term Lender which is a Rollover Lender to make such 5¼ Year Term Loan shall be deemed satisfied by the execution and delivery to the Administrative Agent of a duly completed Rollover Lender signature page to the First Refinancing Agreement with the aggregate principal amount of its Original 5¼ Year Term Loans to be exchanged for 5¼ Year Term Loans indicated thereon (and the 5¼ Year Term Loans of such Rollover Lender shall be deemed made on the First Refinancing Agreement Effective Date)]difr.  The 5¼

Year Term Borrowing shall consist of 5¼ Year Term Loans made (or deemed made) simultaneously by the 5¼ Year Term Lenders in accordance with their respective Applicable Percentages of the 5¼ Year Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  5¼ Year Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           6¾ Year Term Loans.  Subject to the terms and conditions set forth herein, each 6¾ Year Term Lender severally agrees to make a single loan to the Borrower on the [First Refinancing Agreement Effective Date]difr [Funding Date]difa in an amount not to exceed such 6¾ Year Term Lender’s Applicable Percentage of the 6¾ Year Term Facility[; provided that the obligation of each 6¾ Year Term Lender which is a Rollover Lender to make such 6¾ Year Term Loan shall be deemed satisfied by the execution and delivery to the Administrative Agent of a duly completed Rollover Lender signature page to the First Refinancing Agreement with the aggregate principal amount of its Original 6¾ Year Term Loans to be exchanged for 6¾ Year Term Loans listed thereon (and the 6¾ Year Term Loans of such Rollover Lender shall be deemed made on the First Refinancing Agreement Effective Date)]difr.  The 6¾ Year Term Borrowing shall consist of 6¾ Year Term Loans made (or deemed made) simultaneously by the 6¾ Year Term Lenders in accordance with their respective Applicable Percentages of the 6¾ Year Term Facility.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  6¾ Year Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c)           New Term Loans.  Subject to the terms and conditions set forth herein, each New Term Lender severally agrees to make a single loan to the Borrower on the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa in an amount not to exceed such New Term Lender’s Applicable Percentage of the New Term Facility.  The New Term Borrowing shall consist of New Term Loans made simultaneously by the New Term Lenders in accordance with their respective Applicable Percentages of the New Term Facility.  Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.  New Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(d)           Acquisition Term Loans.  Subject to the terms and conditions set forth herein, each Acquisition Term Lender severally agrees to make a single loan to the Borrower on the Funding Date in an amount not to exceed such Acquisition Term Lender’s Applicable Percentage of the Acquisition Term Commitments.  The Acquisition Term Borrowing shall consist of Acquisition Term Loans made simultaneously by the Acquisition Term Lenders in accordance with their respective Applicable Percentages of the Acquisition Term Commitments.  Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed.  Acquisition Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Term Loans.

(a)           Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 A.M. (i) three Business Days prior to the requested date of any Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Term Borrowing of or conversion to Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 A.M. four Business Days prior to the requested date of such Term Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 A.M., three Business Days before the requested date of such Term Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Term Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a 5¼ Year Term Borrowing, a 6¾ Year Term Borrowing, a New Term Borrowing, an Acquisition Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Term Facility of the applicable 5¼ Year Term Loans, 6¾ Year Term Loans, New Term Loans or Acquisition Term Loans covered by the Committed Loan Notice, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  Each Appropriate Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 P.M. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01 and Section 4.02, as applicable (or, if such Term Borrowing is an Incremental Term Loan, Section 2.12(f) or, if such Term Borrowing is of Specified Refinancing Debt, Section 2.14(c)), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent (i) in the case of any Term Borrowing other than an Acquisition Term Borrowing, either by (x) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (y) wire transfer of such funds and (ii) in the case of any Acquisition Term Borrowing by crediting the Certain Funds Lock-Box Account on the books of Bank of America with the amount of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Term Facilities.

Section 2.03 Prepayments.

(a)           Optional.  The Borrower may at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that:  (A) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (B) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied (x) ratably among the 5¼ Year Term Facility, the 6¾ Year Term Facility, the New Term Facility and the Acquisition Term Facility, and (y) as directed by the Borrower but commensurately as among each of the Term Facilities (or failing such direction, in inverse order of scheduled maturities), and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the 5¼ Year Term Facility, the 6¾ Year Term Facility, the New Term Facility and the Acquisition Term Facility.  Any prepayment of a Eurodollar Rate Loan pursuant to this Section 2.03(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)           Mandatory.

(i)           Consolidated Excess Cash Flow.  On the first Business Day after financial statements for any fiscal quarter have been delivered pursuant to Section 6.01(a) or (b), as applicable, and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (commencing with those delivered for the fiscal quarter ending June 30, 2013), the Borrower shall prepay an aggregate principal amount of Term Loans equal to (A) the Applicable ECF Percentage of Consolidated Excess Cash Flow for the fiscal quarter covered by such financial statements minus (B) the aggregate amount of all voluntary prepayments made pursuant to Section 2.03(a) and amortization payments made pursuant to Sections 2.05 during such prior fiscal quarter funded from Consolidated Excess Cash Flow and not made with any Excluded Sources (such prepayment to be applied as set forth in clause (v) below).  As used in this Section 2.03(b)(i), the term “Applicable ECF Percentage” for any fiscal quarter means (i) 50.0%, if the Consolidated Leverage Ratio as of the last day of the applicable fiscal quarter was greater than 3.50 to 1.00, or (ii) 25.0%, if the Consolidated Leverage Ratio as of the last day of the applicable fiscal quarter was equal to or less than 3.50 to 1.00.

(ii)           Dispositions.  The Borrower, any Loan Party or any of their respective Subsidiaries, as the case may be, shall prepay an aggregate principal amount of Term Loans equal to 100% of the Net Cash Proceeds from any Disposition or Involuntary Disposition by the Borrower, any Loan Party or any of their respective Subsidiaries immediately upon receipt thereof by such Person to the extent such proceeds are not reinvested in similar assets within one year of the date of such Disposition or Involuntary Disposition (such prepayments to be applied as set forth in clause (v) below); provided that the foregoing prepayment requirement shall not apply to any Disposition of Margin Stock (other than Stock Sale Proceeds) owned by BidCo or any member of the Consolidated Group to the extent that the value of Margin Stock owned by BidCo or any member of the Consolidated Group exceeds 33⅓% of the value of all other assets owned by BidCo and any other member of the Consolidated Group that would not be excluded for purposes of calculating the Net Cash Proceeds of a Disposition).

(iii)           Debt Transactions.  The Borrower, any Loan Party or any of their respective Subsidiaries, as the case may be, shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received from any Debt Transaction immediately upon receipt thereof by the Borrower, such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).

(iv)           Certain Funds Lock-Box Account Excess Proceeds.  The Borrower shall prepay an aggregate principal amount of Acquisition Term Loans equal to 100% of the balance, if any, remaining in the Certain Funds Lock-Box Account after the payment therefrom of (A) all Offer Costs (including amounts necessary to effect the Compulsory Acquisition) and all Transaction fees, costs and expenses related thereto and (B) such amount as is sufficient to enable BidCo to pay to LuxCo 3 under the BidCo/LuxCo 3 Loan and LuxCo 3 in turn to pay to RP Investments under the LuxCo 3/RPI Bond to enable RP Investments to repay the entire outstanding principal of, accrued interest and premium, if any, on the Bridge Term Loans (such prepayments to be made promptly after the amount of such remaining amount is ascertained and applied as set forth above and applied as set forth in clause (v) below).

(v)           Application to Amortization Payments.  Each prepayment of Term Loans pursuant to clauses (i) through (iii) of the foregoing provisions of this Section 2.03(b) shall be applied ratably among the 5¼ Year Term Facility, the 6¾ Year Term Facility, the New Term Facility and the Acquisition Term Facility, in each case to the principal repayment installments of the Term Facilities on a pro-rata basis; provided that upon notice from the Borrower to the Administrative Agent concurrently with any prepayment of Term Loans pursuant to this Section 2.03(b), any prepayment of Term Loans shall first be applied to up to the next four quarterly installments of each of the Term Facilities pro-rata as among each of the Term Facilities.  Each prepayment of Acquisition Term Loans, if any, pursuant to Section 2.03(b)(iv) shall be applied to the principal repayment installments of the Acquisition Term Facility on a pro-rata basis; provided that upon notice from the Borrower to the Administrative Agent concurrently with any prepayment of Acquisition Term Loans pursuant to Section 2.03(b)(iv), any prepayment of Acquisition Term Loans shall first be applied to up to the next four quarterly installments of the Acquisition Term Facility.

(c)           Prepayment Notices.  Each prepayment made pursuant to this Section 2.03 shall be made upon notice to the Administrative Agent, which may be given by telephone, which notice must be received by the Administrative Agent not later than 12:00 P.M. (x) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (y) one Business Day prior to any date of prepayment of Base Rate Loans.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Term Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.03 must be confirmed promptly by delivery to the Administrative Agent of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage(s) of the Term Facilities).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment under this Section 2.03 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in the manner described in Section 2.03(a) or (b), as applicable.

(d)           Prepayment Premium.  Notwithstanding anything herein to the contrary, if on or prior to the first anniversary of the Funding Date the Borrower (i) makes any prepayment of Term Loans with the proceeds of any Repricing Transaction described under clause (x) of the definition of Repricing Transaction, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (y) of the definition of Repricing Transaction with respect to any Term Facility, the Borrower shall on the date of such prepayment or amendment, as applicable, pay to each Applicable Lender, (A) in the case of such clause (x), 1.00% of the principal amount of the Term Loans under the relevant Term Facility so prepaid and (B) in the case of such clause (y), 1.00% of the aggregate amount of the Term Loans under the relevant Term Facility affected by such Repricing Transaction and outstanding on the effective date of such amendment.

Section 2.04 Termination of Term Commitments.  The Term Commitments shall be automatically and permanently reduced to zero on the [date all the Term Borrowings have been made hereunder]difr [Funding Date once all Term Borrowings contemplated to be made hereunder on such date have been made]difa.

Section 2.05 Repayment of Term Loans.

(a)           Scheduled Amortization of 5¼ Year Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable accounts of the Lenders the aggregate principal amount of all 5¼ Year Term Loans outstanding in quarterly installments as follows (which installments shall be [(i)]difr reduced [(x) pro-rata by the excess, if any, of the initial amount 5¼ Year Term Facility over the aggregate outstanding principal amount of the 5¼ Year Term Borrowing funded on the First Refinancing Agreement Effective Date (including the exchange by Rollover Lenders of Original 5¼ Year Term Loans for 5¼ Year Term Loans) and (y)]difr as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(a) or Section 2.03(b)(iv) [and (ii) increased by an amount equal to (A) in the case of each installment occurring thereafter other than the installment payable on the Maturity Date for the 5¼ Year Term Facility, an amount equal to 0.25% of the aggregate principal amount of any Incremental Term Loans made pursuant to Section 2.12 as 5¼ Year Term Loans and (B) in the case of the installment payable on the Maturity Date for the 5¼ Year Term Facility, an amount equal to the remainder of the aggregate principal amount of any such Incremental Term Loans)]difr:

Date	Aggregate 5¼ Year Term Loan Principal Amortization Payment
Last Business Day of March, June, September and December occurring after the [First Refinancing Agreement Effective Date]difr [Funding Date]difa and prior to the Maturity Date for the 5¼ Year Term Facility	$2,121,587.19
Maturity Date for the 5¼ Year Term Facility	All remaining outstanding principal amounts of the 5¼ Year Term Loans.

; provided that the final principal repayment installment of the 5¼ Year Term Loans (including any Incremental Term Loans made as 5¼ Year Term Loans) shall be repaid on the Maturity Date for the 5¼ Year Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all 5¼ Year Term Loans outstanding on such date.

(b)           Scheduled Amortization of 6¾ Year Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable accounts of the Lenders the aggregate principal amount of all 6¾ Year Term Loans outstanding in quarterly installments as follows (which installments shall be [(i)]difr reduced [(x) pro-rata by the excess, if any, of the initial amount 6¾ Year Term Facility over the aggregate outstanding principal amount of the 6¾ Year Term Borrowing funded on the First Refinancing Agreement Effective Date (including the exchange by Rollover Lenders of Original 6¾ Year Term Loans for 6¾ Year Term Loans) and (y)]difr as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(a) or Section 2.03(b)(iv) [and (ii) increased by an amount equal to (A) in the case of each installment occurring thereafter other than the installment payable on the Maturity Date for the 6¾ Year Term Facility, an amount equal to 0.25% of the aggregate principal amount of any Incremental Term Loans made pursuant to Section 2.12 as 6¾ Year Term Loans and (B) in the case of the installment payable on the Maturity Date for the 6¾ Year Term Facility, an amount equal to the remainder of the aggregate principal amount of any such Incremental Term Loans)]difr:

Date	Aggregate 6¾ Year Term Loan Principal Amortization Payment
Last Business Day of March, June, September and December occurring after the [First Refinancing Agreement Effective Date]difr [Funding Date]difa and prior to the Maturity Date for the 6¾ Year Term Facility	$4,742,371.36
Maturity Date for the 6¾ Year Term Facility	All remaining outstanding principal amounts of the 6¾ Year Term Loans.

; provided that the final principal repayment installment of the 6¾ Year Term Loans (including any Incremental Term Loans made as 6¾ Year Term Loans) shall be repaid on the Maturity Date for the 6¾ Year Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all 6¾ Year Term Loans outstanding on such date.

(c)           Scheduled Amortization of New Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable accounts of the New Term Lenders the aggregate principal amount of all New Term Loans outstanding in quarterly installments as follows (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(a) or Section 2.03(b)(iv)):

Date	Aggregate New Term Loan Principal Amortization Payment
Last Business Day of March, June, September and December after the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa prior to the Maturity Date for the New Term Facility	$1,888,288
Maturity Date for the New Term Facility	All remaining outstanding principal amounts of the New Term Loans.

; provided that the final principal repayment installment of the New Term Loans shall be repaid on the Maturity Date for the New Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all New Term Loans outstanding on such date.

(d)           Scheduled Amortization of Acquisition Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable accounts of the Acquisition Term Lenders the aggregate principal amount of all Acquisition Term Loans outstanding in quarterly installments as follows (which installments shall be reduced (x) pro-rata by the excess, if any, of the aggregate amount of the Acquisition Term Commitments over the aggregate initial par principal amount of the Acquisition Term Loans borrowed on the Funding Date and (y) as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(a) or Section 2.03(b)(iv)):

Date	Aggregate Acquisition Term Loan Principal Amortization Payment
Last Business Day of March, June, September and December after the Funding Date prior to the Maturity Date for the Acquisition Term Facility	$9,873,750
Maturity Date for the Acquisition Term Facility	All remaining outstanding principal amounts of the Acquisition Term Loans.

; provided that the final principal repayment installment of the Acquisition Term Loans shall be repaid on the Maturity Date for the Acquisition Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Acquisition Term Loans outstanding on such date.

(e)           Accrued Interest.  Any repayment of Term Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

Section 2.06 Interest.

(a)           Stated Interest.  Subject to the provisions of Section 2.06(b):  (i) with respect to 5¼ Year Term Loans and 6¾ Year Term Loans, (A) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (1) the greater of (x) the Adjusted Eurodollar Rate for such Interest Period and (y) 0.75%, plus (2) the Applicable Rate for such Term Facility and (B) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (1) the greater of (x) the Base Rate and (y) 1.75% plus (2) the Applicable Rate for such Term Facility, and (ii) with respect to New Term Loans and Acquisition Term Loans, (A) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (1) the greater of (x) the Adjusted Eurodollar Rate for such Interest Period and (y) 1.00%, plus (2) the Applicable Rate for such Term Facility and (B) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (1) the greater of (x) the Base Rate and (y) 2.00% plus (2) the Applicable Rate for such Term Facility.

(b)           Default Interest.

(i)           While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Senior Credit Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Payments of Interest.  Interest on the Term Loans shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.07 Fees.  (a) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.08 Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Adjusted Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09 Evidence of Debt.  The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Term Loans under a Term Facility in addition to such accounts or records.  Each Lender may attach schedules to its Term Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

Section 2.10 Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided for herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 P.M. on the date specified herein.  The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage(s) in respect of the applicable Term Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 PM shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Funding and Payments; Presumptions.

(i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Term Borrowing of Eurodollar Rate Loans (or, in the case of any Term Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Term Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Term Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Term Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Term Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Term Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Term Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Term Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Senior Credit Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Senior Credit Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Senior Credit Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant allowed hereunder.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.12 Incremental Term Loans.

(a)           Requests for Incremental Term Loans.  Upon notice to the Administrative Agent (which shall promptly notify the Appropriate Lenders), at any time after the [Initial Closing Date]difr [Funding Date]difa but no later than one year prior to the Maturity Date of the applicable Term Facility, the Borrower may request one or more additional tranches of term loans (each an “Incremental Term Commitment” and all of them, collectively, the “Incremental Term Commitments”); provided that (x) after giving effect to any such addition, the aggregate amount of Incremental Term Commitments that have been added after the [First Incremental Commitments Amendment Effective Date]difr [Funding Date]difa pursuant to this Section 2.12 shall not exceed $750,000,000 and (y) any such addition shall be in an aggregate amount of not less than $20,000,000 or any whole multiple of $5,000,000 in excess thereof.  Any loans made in respect of any such Incremental Term Commitments (the “Incremental Term Loans”) may be made, at the option of the Borrower, by either (i) increasing the Term Commitments under one or both of the Term Facilities with the same terms (including pricing) as the existing Term Loans under the applicable Term Facility, or (ii) creating a new tranche of term loans (an “Incremental Term Loan Tranche”); provided that if such Incremental Term Loans are made by creating a new tranche of Term Loans, such Incremental Term Loans shall have prepayment events not more stringent than those applicable to the outstanding Term Loans.

(b)           Ranking and Other Provisions.  The Incremental Term Loans:

(i)           shall rank pari passu or junior in right of payment and in respect of lien priority as to the Collateral with the Senior Credit Obligations in respect of the outstanding Term Loans;

(ii)           shall not have a final maturity date that is before the Maturity Date for the New Term Loans or a Weighted Average Life to Maturity shorter than the remaining average life to maturity of the outstanding New Term Loans;

(iii)           shall not (nor shall their proceeds) replace, refinance or refund unsecured indebtedness or other obligations which are secured by Liens on Collateral junior in priority to those granted under the Collateral Documents;

(iv)           except as set forth in paragraph (a) above and this paragraph (b) with respect to prepayment events, maturity date, interest rate, yield, fees and original issue discounts and except with respect to the amortization schedule for the Incremental Term Loans and the permitted use of proceeds thereof, shall have terms substantially the same terms as (and in any event no more favorable than) the outstanding Term Loans under the applicable Term Facility (and to the extent materially differing from the terms of the outstanding Term Loans, shall be reasonably satisfactory to the Administrative Agent); provided that if the initial yield on an Incremental Term Loan Tranche (as determined by the Administrative Agent as set forth below) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being herein referred to as the “Yield Differential”) the interest rate margins then in effect for outstanding Term Loans under any or all of the Term Facilities that are Eurodollar Rate Loans (such interest rate margins, solely for purposes of this proviso being deemed to include all upfront or similar fees or original issue discount paid by the Borrower generally to the Lenders who provided the outstanding Term Loans in the primary syndication thereof based on an assumed four-year life to maturity), then the Applicable Rate(s) then in effect for outstanding Term Loans under the Term Facilities shall automatically be increased by the applicable Yield Differential for the Term Loans under such Term Facility, effective upon the making of the Incremental Term Loans under the Incremental Term Loan Tranche; and

(v)           if any prepayment fee required to be paid upon repayment of any Incremental Term Loan exceeds the prepayment fee required to be paid upon repayment of the outstanding Term Loans under either or both of the Term Facilities, the prepayment fee(s) required to be paid upon repayment of the outstanding Term Loans under the applicable Term Facility shall be adjusted to be equal to the prepayment fee required to be paid upon repayment of such Incremental Term Loan.

For purposes of clause (iv) above, the initial yield on any Incremental Term Loan Tranche shall be determined by the Administrative Agent to be equal to the sum of (x) the interest rate margin for loans under the Incremental Term Loan Tranche that bear interest based on the LIBOR rate and (y) if the Incremental Term Loan Tranche is originally advanced at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loan Tranche, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of the Incremental Term Loan Tranche and (B) four); provided that for purposes of clause (x) above, if the lowest permissible Eurodollar Rate applicable to such Incremental Term Loan Tranche is greater than [(1) 0.75% in the case of 5¼ Term Loans and 6¾ Term Loans, (2) 1.00% in the case of New Term Loans or (3) 1.00% in the case of Acquisition Term Loans, or the lowest permissible Base Rate applicable to such Incremental Term Loan Tranche is greater than (1) 1.75% in the case of 5¼ Term Loans and 6¾ Term Loans, (2) 2.00% in the case of New Term Loans or (3) 2.00% in the case of Acquisition Term Loans, the difference between such “floor” and (1) 0.75% in the case of 5¼ Term Loans and 6¾ Term Loans, (2) 1.00% in the case of New Term Loans or (3) 1.00% in the case of Acquisition Term Loans, in the case of Incremental Term Loans that are Eurodollar Rate Loans, and (1) 1.75% in the case of 5¼ Term Loans and 6¾ Term Loans, (2) 2.00% in the case of New Term Loans or (3) 2.00% in the case of Acquisition Term Loans, in the case of Incremental Term Loans that are Base Rate Loans, shall be equated to interest rate margin for purposes of determining whether an increase to the interest rate margin under one or both of the existing Term Facilities shall be required, to the extent an increase in the interest rate floor in one or both of the existing Term Facilities would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to either or both of the existing Term Facilities shall be increased to the extent of such differential between interest rate floors.

(c)           Notices; Lender Elections.  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the Incremental Term Commitments.  At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Appropriate Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Appropriate Lenders).  Incremental Term Loans (or any portion thereof) may be made by any existing Lender under the applicable Term Facility or by any other bank or investing entity (but in no case (i) by any Loan Party, (ii) by any Defaulting Lender or any of its Subsidiaries, (iii) by any Person who is not a “Qualified Purchaser” for purposes of Section 3(c)(7) of the Investment Company Act of 1940, (iv) by any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clauses (ii) or (iii), or (iv) by any natural person) (each, except to the extent excluded pursuant to the foregoing parenthetical, an “Incremental Lender”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Incremental Lender’s, as the case may be, making such Incremental Term Loans if such consent would be required under Section 10.06 for an assignment of Term Loans to such Lender or Incremental Lender, as the case may be.  No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.  Each Appropriate Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Term Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under the applicable Term Facilities held by each Appropriate Lender).  Any Lender not responding within such time period shall be deemed to have declined to provide an Incremental Term Commitment.  The Administrative Agent shall notify the Borrower and each Appropriate Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to an accession agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           Incremental Commitments Amendment.  Commitments in respect of any Incremental Term Commitments shall become Term Commitments under this Agreement pursuant to an amendment (an “Incremental Commitments Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Term

Commitment, if any, each Incremental Lender, if any, and the Administrative Agent.  An Incremental Commitments Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.

(e)           Effective Date and Allocations.  If any Incremental Term Commitments are added in accordance with this Section 2.12, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such addition.  The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the final allocation of such addition and the Incremental Commitments Effective Date.

(f)           Conditions to Effectiveness of Increase.  The effectiveness of any Incremental Commitments Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Incremental Lenders, if any, be subject to the satisfaction on the date thereof of each of the following conditions:

(i)           the Administrative Agent shall have received on or prior to the Incremental Commitments Effective Date each of the following, each dated the applicable Incremental Commitments Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:  (A) the applicable Incremental Commitments Amendment; (B) certified copies of resolutions of the Board of Directors of each Loan Party approving the execution, delivery and performance of the Incremental Commitments Amendment; and (C) a favorable opinion of counsel for the Loan Parties dated the Incremental Commitments Effective Date, to the extent requested by the Administrative Agent addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(ii)           (A) the conditions precedent set forth in Section 4.02(a) and (b) shall have been satisfied both before and after giving effect to such Incremental Commitments Amendment and the additional credit extensions provided thereby, (B) such increase shall be made on the terms and conditions provided for above, (C) both at the time of any request for Incremental Term Commitments and upon the effectiveness of any Incremental Commitments Amendment, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist, (D) after giving effect to such Incremental Commitments Amendment, and any Incremental Term Loans provided thereby, the Loan Parties shall be in pro-forma compliance with the financial covenants set forth in Sections 7.10(a) and 7.10(b), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), as applicable, as though such Incremental Commitments Amendment became effective as of the first day of the applicable period of four fiscal quarters covered thereby and (E) the Consolidated Leverage Ratio on and as of the Incremental Commitments Effective Date for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b) on a pro-forma basis both before and after giving effect to such Incremental Commitments Amendment, and the Incremental Term Loans provided thereby shall be at least 0.25x lower than the then applicable Consolidated Leverage Ratio specified in Section 7.10(b).

(iii)           there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Incremental Commitments Amendment on the related Incremental Commitments Effective

Date), as applicable, all fees and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that are due and payable on or before the Incremental Commitments Effective Date.

(g)           Effect of Incremental Commitments Amendment.  On each Incremental Commitments Effective Date, each Lender or Eligible Assignee which is providing an Incremental Term Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall have, as applicable, an Incremental Term Commitment which shall become “Term Commitments” hereunder and (iii) in the case of an Incremental Term Commitment, shall make an Incremental Term Loan to the Borrower in a principal amount equal to such Incremental Term Commitment, and such Incremental Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.

(h)           Conflicting Provisions.  This Section 2.12 shall supercede any provision of Section 2.11 or Section 10.01 to the contrary.

Section 2.13 Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Term Loans were made at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all non-Defaulting Lenders on a pro-rata basis prior to being applied to the payment of any Term Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro-rata basis by the Lenders in accordance with their Applicable Percentages), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.14 Specified Refinancing Debt.  a)  The Borrower may, from time to time, add one or more new term loan facilities to the Term Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Term Loans then outstanding under this Agreement under any or all of the 5¼ Year Term Facility, the 6¾ Year Term Facility, the New Term Facility and the Acquisition Term Facility (which for purposes of this Section 2.14 will be deemed to include any then outstanding Incremental Term Loans), in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder; (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (iii) will have a maturity date that is not prior to the applicable Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced; (iv) subject to clauses (ii) and (iii) above, will have terms and conditions that are substantially identical to, or less favorable to the investors providing such Specified Refinancing Debt than, the Term Facilities and Loans being refinanced; and (v) the proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans being so refinanced, in each case pursuant to Section 2.03; provided, further, that the terms and conditions applicable to such Specified Refinancing Debt may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the latest Maturity Date in respect of the Term Facilities that is in effect on the date such Specified Refinancing Debt is issued, incurred or obtained or the date on which all non-refinanced Senior Credit Obligations are paid in full.

(b)           The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof.  Any proposed Specified Refinancing Debt shall first be requested on a ratable basis from existing Lenders in respect of the applicable Term Facility and the Term Loans being refinanced.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than three Business Days from the date of delivery of such notice to such Lenders).  Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in providing such Specified Refinancing Debt and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Term Facility) of such requested increase.  Any Lender approached to provide all or a portion of any Specified Refinancing

Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt.  Any Lender not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt.  The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

(c)           The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 and Section 4.02(c) during the Certain Funds Period or Section 4.02 at any other time both before and after giving effect to such Refinancing Amendment and the additional credit extensions provided thereby and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Funding Date [or the Initial Closing Date, as applicable,]difr under Article IV (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(d)           Each class of Specified Refinancing Debt incurred under this Section 2.14 shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(e)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Term Facilities” hereunder and treated in a manner consistent with the Term Facilities being refinanced, including, without limitation, for purposes of prepayments and voting).  Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (and this Section shall supersede any provision of Sections 2.11 or 10.01 to the contrary).

(f)           [All 5¼ Year Term Loans and 6¾ Year Term Loans made (or deemed made by the exchange by Rollover Lenders of Original 5¼ Year Term Loans and/or Original 6¾ Year Term Loans on the First Refinancing Agreement Effective Date for 5¼ Year Term Loans and/or 6¾ Year Term Loans) constitute Specified Refinancing Debt, and the First Refinancing Agreement constitutes a Refinancing Amendment.]difr

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower, any Guarantor or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower, such Guarantor or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrower, any Guarantor or the Administrative Agent shall be required by applicable Laws to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes required by the Code, from any payment, then (A) the Administrative Agent (or, in the case of any Taxes, other than United States Taxes, the Borrower or such Guarantor) shall withhold or make such deductions as are determined by the Administrative Agent (or, in the case of any Taxes, other than United States Taxes, the Borrower or such Guarantor) to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent (or, in the case of any Taxes, other than United States Taxes, the Borrower or such Guarantor) shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower and the Guarantors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Tax Indemnifications.

(i)           Without limiting the provisions of subsection (a) or (b) above, the Borrower and each Guarantor, jointly and severally shall, and do hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower, any Guarantor or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower and each Guarantor, jointly and severally, shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower, each Guarantor and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower, such Guarantor or the Administrative Agent) incurred by or asserted against the Borrower, such Guarantor or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Finance Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)           Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States:

(A)           any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)           executed originals of Internal Revenue Service Form W-8ECI;

(3)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;

(4)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; or

(5)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)           If a payment made to any Lender hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed pursuant to FATCA if such Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall use commercially reasonable efforts to deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to the Borrower and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed pursuant to FATCA and (B) any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that a Lender has complied with such applicable reporting and other requirements of FATCA.

(iv)           Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor or with respect to which the Borrower or any Guarantor has paid additional amounts pursuant to this Section, it shall pay to the Borrower or such Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower and each Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, any Guarantor or any other Person.

Section 3.02 Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (or to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Term Borrowing of or conversion to Base Rate Loans in the amount specified therein.

Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder);

(ii)           subject any Lender (or its Lending Office) to any tax of any kind whatsoever with respect to this Agreement, any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)           impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making, converting to, continuing or maintaining any Term Loan the interest on which is determined by reference to the Eurodollar Base Rate (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delays in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)           any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Adjusted Eurodollar Rate for such Term Loan by a matching deposit or, other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any additional amounts to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Senior Credit Obligations hereunder and resignation or replacement of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01 Conditions to Funding Date Borrowings.  Subject to Section 4.03, the obligation of each Lender to make its [Acquisition]difr Term Loan(s) hereunder on the Funding Date is subject to the satisfaction of the following conditions precedent:

(a)           Certain Fees.  All fees required to be paid on or before the Funding Date and set forth in the Funds Flow Statement (i) to the Administrative Agent and the Arrangers and (ii) to the Lenders shall in each case have been paid.

(b)           Counsel Fees.  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent), in each case as set forth in the Funds Flow Statement.

(c)           Offer and Acquisition.

(i)           Except as otherwise approved by the Refinancing Lenders under (and as defined in) the Refinancing and Funding Agreement on or prior to the Funding Date, (A) not less than 90% in nominal value of the Maximum Target Ordinary Shares Affected (such term having the meaning ascribed to the term “Maximum Elan Shares Affected” in condition (a) captioned “Acceptance Condition” in Appendix I to the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement) which carry, or if allotted and issued or re-issued from treasury would carry, not less than 90% of the voting rights attaching to the Maximum Target Ordinary Shares Affected shall have been acquired by, or on behalf of, BidCo, and (B) the Offer shall have become or been declared and shall remain unconditional in all respects, as evidenced by a certificate of a Responsible Officer of the Borrower absent any evidence to the contrary.

(ii)           From and after the effective date of the Refinancing and Funding Agreement, (A) without the consent of the Arrangers, no terms or conditions of the Offer shall have been amended, waived, revised or withdrawn, and BidCo and the Borrower shall not have agreed or decided not to enforce in whole or in part any terms or conditions of the Offer in any respect and shall not have declared, accepted or treated as satisfied any condition of the Offer where it is not actually satisfied or has not been complied with (unless required by the Panel in any such case) and (B) unless required by the Panel, without the consent of the Arrangers, BidCo and the Borrower shall not have agreed to any covenant or undertaking by or on behalf of any of its Affiliates (or, to the knowledge of BidCo or the Borrower, any Target Group Member) to obtain any authorization of any Governmental Authority necessary in connection with the Offer, or agreed to any terms and conditions with any Governmental Authority in order to satisfy any term or condition of the Offer, in each case other than as permitted by this Agreement, the Refinancing and Funding Agreement or the Bridge Credit Agreement.

(iii)           The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (A) attaching a copy of the Offer Documents and the other Acquisition Documents and certifying that such documents correspond in all material respects to the terms and conditions set forth in the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement, except to the extent otherwise required by the Panel or consented to by the Arrangers, (B) confirming that (except as otherwise approved by the Refinancing Lenders under (and as defined in) the Refinancing and Funding Agreement on or prior to the Funding Date) on the Funding Date, not less than 90% in nominal value of the Maximum Target Ordinary Shares Affected (such term having the meaning ascribed to the term “Maximum Elan Shares Affected” in condition (a) (captioned “Acceptance Condition”) in Appendix I to the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement) which carry, or if allotted and issued or re-issued from treasury would carry, not less than 90% of the voting rights attaching to the Maximum Target Ordinary Shares Affected shall have been acquired by, or on behalf of, BidCo, (C) confirming that the Unconditional Date has occurred and attaching a certified copy of the press announcement confirming that the Unconditional Date has occurred and (D) attaching a copy of the certificate sent by the Receiving Agent to BidCo for the purposes of and complying with Rule 10.6 of the Irish Takeover Rules.

(d)           Bridge Loan Documents. RP Investments shall have borrowed, or simultaneously with the Borrower borrowing the Acquisition Term Loans will borrow, not less than the lesser of (i) $1,950,000,000 and (ii) the Residual Transaction Consideration Amount (as defined in the Bridge Credit Agreement) under the Bridge Credit Agreement, the proceeds of which have been paid or on-lent to LuxCo 3 as the subscription price for the LuxCo 3/RPI Bond and, in turn by LuxCo 3 to BidCo as an advance under the BidCo/LuxCo 3 Loan.

(e)           Cash On Hand.  On the Funding Date, (i) the Borrower shall use the net proceeds of the Acquisition Term Loans and no less than $1,100,000,000 of Cash On Hand on the Funding Date to pay the subscription price for the LuxCo 3/RPIFT Bonds, and (ii) LuxCo 3 shall pay the aggregate amount so received to BidCo as an advance under the BidCo/LuxCo 3 Loan.

(f)           Consents and Approvals.  On the Funding Date unless required to be waived by the Panel as permitted by the terms of this Agreement, all necessary governmental (domestic or foreign), regulatory and third party approvals and waiting periods specified or referred to in conditions (l)

(captioned “European Merger Regulation”), (m) (captioned “Irish Competition Act”) and (n) (captioned “US Hart-Scott-Rodino Clearance”) in Appendix I to the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement shall have been obtained or expired and remain in full force and effect.

(g)           No Certain Funds Major Default.  No Certain Funds Major Default shall exist, or would result from such [Acquisition]difr Term Borrowing or from the application of the proceeds thereof.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.

Section 4.02 Conditions to All Borrowings.  The obligation of any Lender to make any Term Loan hereunder is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Except with respect to any Term Borrowing on the Funding Date, the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Term Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)           No Default.  Except with respect to any Term Borrowing on the Funding Date, no Default or Event of Default shall exist, or would result from such proposed Term Borrowing or from the application of the proceeds thereof.

(c)           Committed Loan Notice.  The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Section 4.03 Certain Funds.

(a)           Notwithstanding the conditions set forth in Sections 4.01 and 4.02 or any other provisions to the contrary in the Loan Documents, during the Certain Funds Period, (i) each Lender will only be required to make [Acquisition]difr Term Loans and (ii) the Collateral Agent will only be required to release amounts from the Certain Funds Lock-Box Account to BidCo if, in each case, as of the date of the applicable Committed Loan Notice, the Funding Date and the date on which any funds are to be released from the Certain Funds Lock-Box Account, as applicable, no Certain Funds Major Default is continuing or would result from the proposed [Acquisition]difr Term Borrowing or the release of funds to BidCo.

(b)           Subject to the conditions set forth in Sections 4.01 and 4.02, as applicable, during the Certain Funds Period, so long as no Certain Funds Major Default is continuing or would result from the proposed Term Borrowing, no Lender shall be entitled to (nor shall any Lender be entitled to request the Administrative Agent to):

(i)           terminate its Term Commitments to the extent such termination would prevent or limit the making of a Term Loan;

(ii)           rescind, terminate or cancel this Agreement or any of the Term Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Term Loan;

(iii)           refuse to fund a  Term Loan;

(iv)           exercise any right of set-off or counterclaim in respect of a Term Loan to the extent to do so would prevent or limit the making of a Term Loan (other than set-off in respect of fees, costs and expenses as agreed in the Funds Flow Statement); or

(v)           cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent such action would prevent or limit the making of a Term Loan;

provided that immediately upon the end of the Certain Funds Period, subject to the express provisions of the Loan Documents, all such rights, remedies and entitlements shall be available to the Administrative Agent or the Lenders notwithstanding that such rights, remedies and entitlements may not have been used or been available for use during the Certain Funds Period.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower and each Loan Party represents and warrants to the Administrative Agent and the Lenders, on the date of this Agreement and on the Funding Date, that:

Section 5.01 Organization and Standing.

(a)           Each of the Borrower and RPCT is duly organized and validly existing as a statutory trust in good standing under the laws of the State of Delaware, and each other Loan Party and its Subsidiaries are duly incorporated or organized and validly existing in good standing (if applicable) under the laws of its jurisdiction of incorporation or organization, in each case with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)           To their knowledge, the Centre of Main Interests of the Luxembourg Loan Parties is in the Grand Duchy of Luxembourg and, in the case of any other Loan Party, its jurisdiction of incorporation or organization, and none of the Luxembourg Loan Parties have any “establishment” (as that term is used in the Insolvency Regulation) outside of Luxembourg.

Section 5.02 Due Qualification.  Each Loan Party and each of its Subsidiaries is duly qualified to do business as a foreign entity in good standing, if applicable, and has obtained all necessary licenses, authorizations, consents and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of business shall require such qualifications, licenses or approvals, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect.

Section 5.03 Power and Authority.  (a) Each Loan Party and each of its Subsidiaries has the power and authority to execute and deliver the Loan Documents and the Related Documents to which it is a party and to perform and observe their respective terms; the execution, delivery and performance by each Loan Party of the Loan Documents and the Related Documents to which it is a party have been duly authorized by such Loan Party by all necessary action; (b) the execution, delivery and performance by each Loan Party of the Loan Documents and the Related Documents to which it is a party requires no action by or in respect of, or filing with any official or governmental body (other than as set forth in conditions (l), (m), (n), (o), (p) and (q) in Appendix I to the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement and provided that in the future the registration of any Loan Documents or Related Documents with the Administration de l'enregistrement et des Domaines in Luxembourg may be required in case of legal proceedings before Luxembourg courts or in case of providing of such Loan Documents or Related Documents before an official Luxembourg authority), and does not contravene or constitute a default under such Loan Party’s organizational documents, any law applicable to it; (c) the execution, delivery and performance by each Loan Party of the Loan Documents and the Acquisition Documents to which it is a party does not contravene any contractual restriction binding on or affecting its property or any order, writ, judgment, aware injunction, decree or other instrument binding on or affecting its property; and (d) such execution, delivery and performance will not result in the creation or imposition of any adverse claim upon or with respect to the property of such Loan Party or any of its subsidiaries except as contemplated by the Collateral Documents.

Section 5.04 Binding Obligation.  Each of the Loan Documents and Related Documents constitutes a legal, valid and binding obligation of each Loan Party which is a party thereto enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and by matters which are set out as qualifications or reservations as to matters of law of general application in legal opinions delivered pursuant to the Refinancing and Funding Agreement.

Section 5.05 No Proceedings.  There are no proceedings or investigations pending or, to the Borrower’s knowledge, threatened, before any court, arbitral body, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over any Loan Party or its properties:  (i) asserting the invalidity of any of the Loan Documents or Related Documents to which such Loan Party is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Loan Documents or the Acquisition Document to which it is a party, (iii) seeking any determination or ruling that might materially and adversely affect the performance by any Loan Party of its obligations under, or the validity or enforceability of, this Agreement, any of the other Loan Documents or the Related Documents to which such Loan Party is a party, or (iv) which would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Approvals.  No approval, authorization, consent, order or other action of, or filing with, any court, federal or state body, or administrative agency, or any third person is required by any Loan Party or their respective predecessors in interest in connection with the execution and delivery of the Loan Documents or the Related Documents, except those that have been obtained or made.

Section 5.07 Trust Indenture Act.  The Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended.

Section 5.08 Investment Company Act.  Assuming compliance with the requirements of Section 10.06, no Loan Party is an “investment company” or “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.09 Margin Regulations.  Each Loan Party is not engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock.

Section 5.10 No Default.  No Default or Event of Default has occurred and is continuing, or would result from the consummation of the transactions contemplated by this Agreement, the other Loan Documents or the Related Documents.

Section 5.11 Financial Statements.

(a)           Audited Financial Statements.  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower, as of the date thereof, including for taxes, material commitments and indebtedness.

(b)           Annual Financial Statements.  The audited consolidated balance sheet of the Consolidated Group delivered pursuant to Section 6.01(a) for the most recent fiscal year then ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group, as of the date thereof, including for taxes, material commitments and indebtedness.

(c)           Quarterly Financial Statements.  The unaudited consolidated balance sheet of the Consolidated Group delivered pursuant to Section 6.01(b) for the most recent fiscal quarter then ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, subject in the case of clauses (i) and (ii) the absences of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group, as of the date thereof, including for taxes, material commitments and indebtedness.

Section 5.12 No Material Adverse Effect.  Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.13 Properties and Interests.  Each Loan Party’s and its Subsidiaries’ property and interests (including Royalty Assets) are free of claims and disputes, except as would not have a Material Adverse Effect.

Section 5.14 Taxes.  Each Loan Party and its Subsidiaries have made all necessary filings with the federal, state and local taxing authorities, and have paid all federal, state and local taxes owing on or in respect of their income, assets or activities, except those which are being or may be contested in good faith by appropriate proceedings and otherwise as would not have a Material Adverse Effect.

Section 5.15 ERISA.  Neither any Loan Party nor any of its Subsidiaries or affiliates have any “employee benefit plans” within the meaning of ERISA.

Section 5.16 Subsidiaries.  As of the Funding Date (and after giving effect to the application of the proceeds of the Acquisition Term Loans and the Bridge Term Loans and the other elements of the Transaction to occur on the Funding Date), RP Investments has no direct Subsidiaries other than the Borrower and RPI Acquisitions, the Borrower has no Subsidiaries other than RPCT, RP Cube Trust, RPDP LLC, RPDP Inc. and RP Lex Sub-Trust, and LuxCo 2 has no Subsidiaries other than LuxCo 3, BidCo, Target Parent Holdings, Target Holdings, Target OpCo and the other Target Group Members.

Section 5.17 Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any of its Subsidiaries is subject, and all other matters known to it, that, individually or the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party or any of its Subsidiaries, to the Administrative Agent or any Lender in connection with the transactions contemplated hereby, by the Loan Documents or by the Related Documents and the negotiation of this Agreement, the other Loan Documents or the Related Documents or delivered hereunder, under any of the other Loan Documents or under the Related Documents (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.18 Taxpayer Identification Number.  The true and correct U.S. taxpayer identification numbers or other tax reference number, as appropriate, for the Borrower and its Subsidiaries and any Guarantors hereunder are set out on Schedule 5.18.

Section 5.19 Compliance with Laws.  Each Loan Party and each of its Subsidiaries has complied with the requirements of all laws, treaties, rules, regulations and determinations of any governmental instrumentality applicable to them, other than laws, treaties, rules regulations and determinations the non-compliance of which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.20 Security Agreement.

(a)           The Collateral Documents (other than the Target Group Security Documents) are effective to establish a security interest in the Collateral identified therein, and (i) upon the filing of UCC financing statements in appropriate jurisdictions, with respect to the collateral to perfect such security interests to the extent such security interests are capable of being perfected under the UCC, or (ii) upon the making of relevant other filings or registrations (or upon receipt of the relevant acceptance, as the case may be) in appropriate jurisdictions to perfect such security interests, in each case, such security interests will represent perfected security interests.

(b)           The Account Control Agreements are effective to establish and perfect a security interest in, and establish “control” within the meaning of Section 9-104 of the UCC over, the subject account and amounts therein.  The relevant accounts and amounts therein are not subject to any Liens other than those that are permitted hereunder.

(c)           The Collateral is not subject to any Liens other than those that are permitted hereunder.

Section 5.21 Offer and Acquisition.

(a)           The Acquisition Documents delivered to the Administrative Agent under Section 4.01(c)(iii), as they may be amended or waived in accordance with this Agreement, contain all the terms of the Offer, are consistent with the terms and conditions of the Offer set forth in the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement in all material respects and the conduct of the Offer by BidCo is in compliance in all material respects with the Irish Takeover Rules and the US Securities Laws.

(b)           To the best knowledge and belief of BidCo after due and careful inquiry, all statements of fact contained in the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement and the Offer Documents are true and accurate in all material respects as of the date of the Subsequent Tender Offer Announcement or relevant Offer Document and contain all material terms of the Acquisition.

(c)           The conditions set forth in the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement have not been waived, amended or otherwise modified in any material respect since the date of the Refinancing and Funding Agreement, except as permitted by this Agreement.

Section 5.22 OFAC.  No Loan Party, nor any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Term Loan, nor the proceeds from any Term Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger or the Administrative Agent) of Sanctions.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Senior Credit Obligations shall have been paid in full or otherwise satisfied, and the Term Commitments hereunder shall have expired or been terminated, the Borrower and each Loan Party, as applicable, agrees that:

Section 6.01 Financial Statements.  The Borrower shall deliver to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           Annual Financial Statements.  As soon as available, but in any event not later than the earlier of (i) the date such deliveries are required by the SEC and (ii) 90 days after the end of each fiscal year, a consolidated, and consolidating, balance sheet for the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2013), and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) a certificate from the Borrower that the statements are a fair representation, in all material respects, of the financial condition and performance of the Consolidated Group.

(b)           Quarterly Financial Statements.  As soon as available, but in any event not later than (i) the date such deliveries are required by the SEC and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year (beginning with the fiscal quarter in which the Funding Date occurs), a consolidated, and consolidating, balance sheet for the Consolidated Group as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail with a certificate from the Borrower that the statements were prepared in accordance with GAAP and are a fair representation, in all material respects, of the financial condition and performance of the Consolidated Group, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 6.02 Certificates and Other Information.

(a)           Compliance Certificate.

(i)           On the Funding Date the Borrower shall deliver a duly completed Compliance Certificate reasonably satisfactory to the Administrative Agent signed by the Borrower setting forth computations in reasonable substance satisfactory to the Administrative Agent demonstrating the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio on the Funding Date after giving pro forma effect to the Transaction.

(ii)           Thereafter, concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (beginning with the fiscal quarter ending December 31, 2013), the Borrower shall deliver a duly completed Compliance Certificate signed by the Borrower, in form and substance satisfactory to the Administrative Agent and the Required Lenders, (i) stating that such financial statements were prepared in accordance with GAAP and are a fair representation, in all material respects, of the financial condition and performance of the Consolidated Group, subject only in the case of quarterly financial statements provided under Section 6.01(b) to normal year-end audit adjustments and the absence of footnotes, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (iii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes.

(b)           Audit Letters.  Promptly after any request by the Administrative Agent or any Lender, each Loan Party shall deliver copies of any detailed audit reports, management letters or recommendations submitted to its board of directors, or the board of directors of any of its Subsidiaries (or the audit committee thereof) by independent accountants in connection with the accounts or books of any member of the Consolidated Group, or any audit of any of them.

(c)           Reports to Equityholders.  Promptly after the same are available, the Borrower and each Loan Party shall deliver copies of each annual report, proxy or financial statement or other report or communication sent to the trustee, manager or direct or indirect beneficial owners thereof, and copies of all annual, regular, periodic and special reports and registration statements in respect of the Borrower or such Loan Party that may be filed or be required to filed with the SEC under Section 13 or 15(d) of the Exchange Act or other authorities or registries of applicable jurisdictions, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(d)           Reports to Debt Holders.  Promptly after the furnishing thereof, each Loan Party shall, and shall cause its Subsidiaries to, deliver copies of any statement or report furnished to any holder of debt securities of any member of the Consolidated Group pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.

(e)           Governmental Investigations.  Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, each Loan Party shall, and shall cause its Subsidiaries to, deliver copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of or with respect to any Loan Party and its Subsidiaries.

(f)           Lender Conference Call.  Not later than 15 Business Days after the delivery of the information required pursuant to subsection (a) above (and in no event less frequently than quarterly), the Borrower shall hold a quarterly conference call for the Administrative Agent and the Lenders to discuss the information contained in the materials furnished pursuant to such subsection (c) and the related the financial statements referred to in Sections 6.01(a) and (b).  The chief financial officer of the Borrower and such other officers of the Loan Parties and their Subsidiaries as the Borrower’s chief financial officer shall designate shall participate in each such conference call.

(g)           Tax Information.  Within 60 days of completion of the Acquisition (as such date may be extended in the discretion of the Administrative Agent), the Borrower shall cause the delivery to the Administrative Agent of a letter from the auditors of Target OpCo (or such other firm of independent accountants acceptable to the Administrative Agent) in a form satisfactory to the Administrative Agent setting out full details of losses available to Target OpCo as computed in accordance with the Irish Taxes Consolidation Act 1997.

(h)           Other Information.  Each Loan Party shall, and shall cause its Subsidiaries to, promptly deliver such additional information regarding the business, financial or corporate affairs of any member of the Consolidated Group, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower or the applicable Loan Party shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower or the applicable Loan Party shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Loan Party or Subsidiary thereof with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.03 Notification.  The Borrower shall notify the Administrative Agent of:

(i)           the occurrence of any Default or Event of Default;

(ii)           any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension as between any Loan Party or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries;

(iii)           any material change in accounting policies or financial reporting practices by any member of the Consolidated Group;

(iv)           any announcement by Moody’s or S&P of any change or possible change in a debt rating pertinent to any member of the Consolidated Group;

(v)           any litigation, investigation or proceeding affecting any Loan Party in which the amount involved or relief sought would reasonably be expected to have a Material Adverse Effect; and

(vi)           any event or condition which, if not waived, would entitle BidCo (with or without the consent of the Panel) to lapse or terminate the Offer.

Each notice pursuant to this Section (other than Section 6.03(iv)) shall be accompanied by a statement of the Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04 Preservation of Existence.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence, rights, franchise, privileges and good standing in the jurisdiction of its organization (unless it becomes, or any successor hereunder is or becomes organized under the laws of any other State of the United States), and qualify and remain qualified in good standing (if applicable) as a foreign subsidiary in each jurisdiction where the failure to preserve and maintain such existence, rights, franchise, privileges, good standing and qualification would reasonably be expected to have a Material Adverse Effect.

Section 6.05 Compliance with Laws.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all laws, treaties, rules, regulations and determinations of any governmental instrumentality applicable to them, other than laws, treaties, rules, regulations and determinations the non-compliance of which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 6.06 Books and Records.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and, as necessary, also such additional books of record and account as may be required by governmental authorities or instrumentalities.

Section 6.07 Inspection Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Administrative Agent or Lender, as applicable, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.08 Use of Proceeds.  The Loan Parties shall use the proceeds of (a) the 5¼ Year Term Loans and the 6¾ Year Term Loans (other than any Incremental Term Loans made as such) to repay in full the principal, accrued interest and all other obligations under the Original 5¼ Year Term Facility and the Original 6¾ Year Term Facility, (b) the Acquisition Term Loans (other than any Incremental Term Loans made as such) solely to finance a portion of the Transaction Consideration

Amount (and each of the Loan Parties irrevocably authorizes and directs the Administrative Agent to make the payments of the proceeds of the Acquisition Term Loans to the relevant recipients of the Transaction Consideration Amount) and (c) Incremental Term Loans shall be used solely to fund Permitted Royalty Acquisitions and Affiliate Acquisition Distributions.

Section 6.09 Joinder of Subsidiaries and Affiliates as Guarantors.

(a)           The Loan Parties shall promptly notify the Administrative Agent of the formation, acquisition or existence of any Subsidiary thereof, and provide the Administrative Agent with information relating to such Subsidiary (type and jurisdiction of organization, taxpayer identification number, address information, etc.), and in the case of any such Subsidiary (other than RPCT, RP Cube Trust and the Target Group Members) within thirty days of the formation, acquisition or existence thereof, cause such Subsidiary and in the case of the Target Group Members, as soon as practicable after the completion of the Section 60 Financial Assistance Validation Procedure, cause such Subsidiary to (i) execute a joinder to this Agreement, (ii) provide a Guaranty and (iii) deliver certified copies of all applicable organizational documents, resolutions, governing documents and incumbency and favorable opinions of counsel, each in form and substance reasonably satisfactory to the Administrative Agent.

(b)           Within thirty days following an Affiliate Acquisition, the Borrower shall cause the Acquiring Affiliate to (i) provide a Guaranty and (ii) deliver certified copies of all applicable organizational documents, resolutions, governing documents and incumbency and favorable opinions of counsel, each in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.10 Grant of Liens and Security Interests.

(a)           Personal Property.

(i)           The Loan Parties shall cause the Finance Obligations to be secured by (A) a grant by the Borrower and any person required to provide a Guaranty hereunder of a security interest in substantially all of their personal property (including all accounts, contract rights, deposit accounts (including the Certain Funds Lock-Box Account), chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, machinery and equipment) which may be perfected by filing financing statements under the UCC, by filing notices of security interests in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office or by “control” under the UCC, by making all necessary filings under the Companies Act and making all appropriate and necessary registrations or recordals, (B) a grant by RPCT of a security interest (perfected by the Account Control Agreements) in the Borrower’s share (80%) of all amounts from time to time on deposit in the RPCT Collections Account and (C) by RPDP Inc. in the Borrower’s share (80%) of all amounts from time to time on deposit in the RPDP Inc. Collections Account.

(ii)           In connection with any grant of security interest under this subsection (a), the Loan Parties shall deliver to the Collateral Agent, in the case of the Borrower, RPCT and each BidCo Group Member, on or before the Funding Date, in the case of each Target Group Member to the extent requested by the Administrative Agent, within 5 days (with extensions deemed advisable by the Collateral Agent) of the completion of the Section 60 Validation Procedure, and in the case of any other Subsidiary or Affiliate, within thirty days (with extensions as deemed necessary by the Collateral Agent) of formation, acquisition or the date when the subject interests are first required to be pledged hereunder, (i) a security agreement in form and substance reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (ii)

except in the case of RPCT, notices of grant of security interest in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office and the Irish Patents Office, the Office for Harmonisation in the Internal Market (OHIM) and the European Patents Office, reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (iii) such opinions of counsel as the Collateral Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Collateral Agent, and (iv) such other filings and deliveries as may be necessary or appropriate as determined by the Collateral Agent in its reasonable discretion.

(b)           Pledge of Ownership Interests In Subsidiaries.

(i)           The Loan Parties shall cause the Finance Obligations to be secured by a pledge of (A) not less than 80% of the beneficial interests in RPCT, (B) not less than 80% of the  common and preferred limited liability company interests in RPDP LLC, (C) not less than 80% of the common stock of RPDP Inc., (D) not less than 100% of the issued and outstanding Capital Stock or other equity interests in LuxCo 3 and BidCo, (E) as soon as practicable after the completion of the Section 60 Financial Assistance Validation Procedure, not less than 100% the issued and outstanding Capital Stock or other equity interests in Target Parent Holdings, Target Holdings and Target OpCo and (F) not less than 100% of the issued and outstanding Capital Stock or other equity interests in each Domestic Subsidiary other than RPCT (and each Domestic Affiliate that is required to give a Guaranty hereunder) and 65% of the Capital Stock or other equity interests in each First-Tier Foreign Subsidiary (and each First-Tier Foreign Affiliate).

(ii)           In connection with any such pledge under this subsection (b), the Loan Parties shall deliver to the Collateral Agent, within thirty days in the case of Domestic Subsidiaries and Domestic Affiliates and, except as otherwise specified under this Section 6.10, ninety days in the case of First-Tier Foreign Subsidiaries and First-Tier Foreign Affiliates, with extensions as deemed necessary and appropriate by the Collateral Agent, (i) a pledge or security agreement in form and substance reasonably satisfactory to the Collateral Agent, executed in multiple counterparts, (ii) the original share certificates (if any) evidencing the subject pledged interests, together with undated transfer powers executed in blank, in each case where appropriate, (iii) such opinions of counsel as the Collateral Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Collateral Agent, and (iv) such other filings and deliveries as may be necessary or appropriate as determined by the Collateral Agent in its reasonable discretion.

All equity and other beneficial interests included or intended to be included in the Collateral will be (i) certificated securities evidenced by securities certificates which will be delivered to the Collateral Agent in New York City, together with share transfer powers duly indorsed to the Collateral Agent or in blank, or (ii) “uncertificated securities” under Article 8 of the UCC and the security interest of the Collateral Agent therein perfected by “control” under the UCC; provided that BidCo shall convert any Target Ordinary Shares acquired by it into a certificated form as soon as reasonably practicable after the acquisition thereof.  Without limiting the foregoing, the issuer of each equity interest comprising or intended to comprise a portion of the Collateral which is a limited liability company interest, a partnership interest or a beneficial interest in a business trust or a statutory trust shall “opt-in” to Article 8 of the UCC with respect to such limited liability company interest or partnership interest, as applicable, by stating in the applicable limited liability company operating agreement or partnership agreement, on terms reasonably acceptable to the Collateral Agent, that each such interest shall constitute and remain a “security” under Section 8-102(a)(15) (or comparable provision) of the UCC from time to time in effect in the state of organization of the issuer, and subject such interest to the lien of the Collateral Agent pursuant to a control agreement reasonably satisfactory to the Collateral Agent or, in the case of certificated securities, pursuant to a pledge of the certificates representing the applicable limited liability company interests or partnership interests.

Section 6.11 Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, shall jointly and severally, absolutely, unconditionally and irrevocably provide such funds or other support to each Specified Loan Party from time to time to honor all of its obligation under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligation and undertakings under this Section 6.11 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 6.11 shall remain in full force and effect until the Finance Obligations have been indefeasibly paid and performed in full.  Each Qualified ECP Guarantor intends this Section 6.11 to constitute and this Section 6.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 6.12 Offer and Acquisition.

(a)           The Loan Parties shall ensure that the Tender Offer Documents reflect the terms and conditions of the Offer contained in the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement and are posted to the holders of the Target Ordinary Shares within 28 days of the publication of the Subsequent Tender Offer Announcement.

(b)           Each Loan Party shall comply in all material respects with all Irish Takeover Rules (subject to any applicable waivers granted by the Panel), the 2006 Regulations, the Companies Acts 1963 to 2012 of Ireland, the US Securities Laws and all applicable laws and regulations relevant in the context of the Offer.

(c)           The Borrower and BidCo shall from time to time promptly provide to the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(i)           each Offer Document or draft thereof executed or produced on or after the date of this Agreement and copies of all material documents, notices or announcements received or issued by it in relation to the Offer;

(ii)           reasonable details of any material amendment, waiver or supplement relating to any Acquisition Document;

(iii)           a copy of every certificate delivered by the Receiving Agent to BidCo and/or its advisers pursuant to the Irish Takeover Rules;

(iv)           a copy of any updated financial information with respect to the Target Group Members which becomes available; and

(v)           any other information relating to the Offer as the Administrative Agent may reasonably request.

(d)           The Borrower and BidCo shall ensure that the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement and the Tender Offer

Documents supplied to the Administrative Agent collectively contain all the terms and conditions of the Offer and the Acquisition.

(e)           Prior to the Funding Date, BidCo shall enter into arrangements with a service provider selected by BidCo as receiving agent for the Offer.

(f)           BidCo shall (i) send the notices to initiate the Compulsory Acquisition under the 2006 Regulations as soon as practicable and in any event within ten Business Days after the conditions for the issuing of those notices under Irish law in respect of any Target Ordinary Shares are satisfied and (ii) diligently pursue any rights available to it to ensure that all of the Target Ordinary Shares are acquired by BidCo.

(g)           BidCo shall promptly inform the Administrative Agent as to the status and progress of the Offer and the Compulsory Acquisition upon request and, without limitation, promptly upon request, provide to the Administrative Agent details of the then current level of acceptances of the Offer received.

(h)           The Borrower and BidCo shall promptly inform the Administrative Agent of any circumstance or event that has occurred which is a condition to the Offer which, if not waived, would entitle the Borrower or BidCo not to proceed with the Offer and shall, at the request of the Administrative Agent, promptly invoke such condition and lapse the Offer, except that, in each case where the consent of the Panel is required to invoke such condition, the Borrower or BidCo, as applicable, (i) at the request of the Administrative Agent, shall promptly request (and use all reasonable efforts (including the exercise in full of all rights of appeal) to persuade or require) the Panel to agree to the Borrower or BidCo, as applicable, not proceeding with the Offer as a result of the non-satisfaction of such condition (taking into consideration such representations as the Lenders shall request), (ii) if the Panel so agrees, shall not waive that condition or treat it as satisfied and (iii) shall declare the Offer as being lapsed at the earliest opportunity subject to the consent of the Panel, as required.

(i)           If the Administrative Agent so requires and as the Administrative Agent may direct, BidCo will, at its own cost and expense, challenge, by way of initiating a judicial review pursuant to Section 13 of the Irish Takeover Panel Act 2007, any decision, ruling or direction of the Panel if the effect of such decision, ruling or direction would be to render any condition of the Offer unavailable or to prevent any condition of the Offer being invoked by BidCo.

(j)           The Borrower and BidCo shall keep the Administrative Agent informed and consult with it as to:

(i)           the terms and conditions of any covenant or undertaking proposed to be given by or on behalf of it or any of its Affiliates (or, so far as Borrower or BidCo is aware, any Target Group Member) to any person for the purpose of obtaining any authorization from a Governmental Authority necessary or desirable in connection with the Offer; and

(ii)           any terms or conditions proposed in connection with any authorization from a Governmental Authority necessary or desirable in connection with the Offer.

(k)           If the Administrative Agent states that, in its opinion, any proposed covenant, undertaking, term or condition referred to in subsection (j) above might reasonably be expected to have a Material Adverse Effect or otherwise be adverse to the interests of the Lenders, the Borrower and BidCo shall, except as required by the Panel, not waive or treat as satisfied the condition to the Offer relating to that authorization by the relevant Governmental Authority or clearance and, if necessary, where the consent of the Panel is required to invoke such condition, the Borrower or BidCo, as applicable, (i) at the request of the Administrative Agent, shall promptly request (and use all reasonable efforts (including the exercise in full of all rights of appeal) to persuade) the Panel to agree to the Borrower or BidCo, as applicable, not proceeding with the Offer as a result of the non-satisfaction of such condition (taking into consideration such representations as the Lenders shall request), (ii) if the Panel so agrees, shall not waive that condition or treat it as satisfied and (iii) if the Panel so agrees, shall declare the Offer as having lapsed at the earliest opportunity.

(l)           If, after the Unconditional Date, any Target Senior Notes become due and payable before their stated maturity or any Swap Contract of a Target Group Member is terminated or closed-out before its stated maturity, the Borrower and BidCo shall ensure that the relevant Target Group Member refinances all or any portion of the Target Senior Notes, or any close-out amount payable in connection with that closing-out or termination, and all Liens securing and all guarantees guaranteeing the Target Senior Notes shall be discharged except to the extent that to do so would breach Section 60 of the Companies Act in which event such repayment shall be made within two Business Days of the completion of the Section 60 Financial Assistance Validation Procedure.

(m)           BidCo shall (i) on and after the Unconditional Date as soon as practicable after the date or dates upon which it acquires any Target Ordinary Shares, cause such Target Ordinary Shares to be registered in the register of the shareholders of the Target Parent Holdings and cause the Lien on such Target Ordinary Shares in favor of the Collateral Agent to be perfected in accordance with Section 6.10(b) and (ii) as soon as lawful and practicable after the Unconditional Date and in any event prior to the date which is 45 days after the Unconditional Date (A) cause the Target Ordinary Shares to be delisted from the Irish Stock Exchange and cause Target Parent Holdings to be re-registered as a private limited company and (B) cause each Target Group Member, to the extent required, to properly implement the Section 60 Financial Assistance Validation Procedure (if applicable) necessary to lawfully accede to the relevant Loan Documents, pay amounts due under the Loan Documents, perform its obligations under this Agreement and the other Loan Documents and take any other step contemplated by the Funds Flow Statement or the Transaction Description applicable at the relevant time.

(n)           i)  BidCo shall cause all proceeds of the BidCo/LuxCo 3 Loan not used on the Funding Date for the purpose set out in Section 6.08(b) to be deposited directly into the Certain Funds Lock-Box Account and shall ensure that the Collateral Agent shall have control over all funds on deposit in the Certain Funds Lock-Box Account.

(ii)           The Collateral Agent shall only be required to release such funds as and when necessary (A) to enable BidCo to acquire Target Ordinary Shares as part of the Compulsory Acquisition, in each case only if no Certain Funds Major Default is outstanding at such time, and (B) to accomplish any required prepayment of the Bridge Term Loans then required under the Bridge Credit Agreement or of the Acquisition Term Loans as required by Section 2.03(b)(iv) of this Agreement, but in any event no later than such time that enables BidCo to make the necessary payments.

(o)           Without limiting the generality of Section 6.08 or 6.09, as applicable, as soon as reasonably practicable after the completion of the Section 60 Financial Assistance Validation Procedure by the Target Group Members, the Borrower and the BidCo Group Members, as applicable, shall cause, each Target Group Member to:

(i)           enter into a joinder to the Guaranty, whereby each of the Target Group Members shall, irrevocably and unconditionally, on a joint and several basis, guarantee to the Administrative Agent, upon written demand being made by the Administrative Agent, the due and punctual, payment, observance, performance and discharge of, and undertakes to immediately pay or discharge, all of the Finance Obligations;

(ii)           enter into an Irish law composite debenture supporting the composite guarantee described in subsection (n)(i) between the Target Group Members and the Collateral Agent, whereby each of the Target Group Members will create first fixed and floating charges over all of its assets; and

(iii)           deliver copies of organizational documents, resolutions, governing documents and incumbency and favorable opinions of counsel, collateral and title documents, and where relevant, notices and acknowledgments of notices with respect to the security to be provided, each in a form and substance reasonably satisfactory to the Administrative Agent.

(p)           If any Announced Transaction Approval shall occur, the Borrower and BidCo shall immediately lapse and terminate the Offer, except with the prior written consent of the Administrative Agent.  If the Administrative Agent so requires and as the Administrative Agent may direct, RPIFT will cause BidCo, at the cost of BidCo, to resist or assist in resisting any challenge by way of judicial review pursuant to Section 13 of the Irish Takeover Panel Act 2007 of any decision, ruling or direction of the Panel if the effect of such challenge would be to render any condition of the Offer unavailable or to prevent any condition of the Offer being invoked by BidCo.

Section 6.13 Reorganization.

(a)           The Loan Parties shall seek to complete the reorganization contemplated by the actions and events described in Schedule 1.02 hereto, subject to the reorganization achieving the anticipated commercial, banking, legal and tax objectives, or an alternative reorganization reasonably acceptable to the Administrative Agent that results in royalty payments in respect of the Tysabri Asset being collaterally assigned to the Collateral Agent and paid to lockboxes controlled by the Collateral Agent, in a manner conforming in all material respects with this Agreement, the other Loan Documents and the Transaction Description pursuant to actions and agreements reasonably acceptable to the Administrative Agent as promptly as practicable following the Section 60 Financial Assistance Validation Procedure.

(b)           Without limiting the foregoing, (i) each of BidCo and LuxCo 3 shall comply in all respects with its obligations under the BidCo/LuxCo 3 Loan, (ii) if LuxCo 3 receives any BidCo Payment at any time, LuxCo 3 shall promptly (and in any event within five Business Days) prepay or redeem a principal amount of each Series (as defined in the LuxCo 3 Bond Purchase Agreement) of the LuxCo 3 Bonds equal to its applicable Sharing Percentage of the principal amount of the BidCo/LuxCo 3 Loan so repaid or prepaid, or the amount of such dividend or Distribution, or the principal amount of such loan, as the case may be, so received from BidCo, (iii) LuxCo 3 shall make demand for payment of the BidCo/LuxCo 3 Loan from time to time and in such amounts as shall be necessary to enable LuxCo 3 to make timely payment of all principal of, interest on and other amounts, if any, due under the LuxCo 3 Bonds and (iv) if BidCo receives any Target Parent Holdings Payment at any time, BidCo shall promptly (and in any event within five Business Days) prepay the BidCo/LuxCo 3 Loan or the amount of such dividend or Distribution, or the principal amount of such loan, as the case may be, so received from Target Parent Holdings.

Section 6.14 Taxes.

(a)           Each Loan Party and its Subsidiaries shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring interest or penalties unless and only to the extent that payment of those Taxes is being contested in good faith in appropriate proceedings and would not have a Material Adverse Effect.

(b)           Except as contemplated by Section 6.13(a), no Loan Party or any Subsidiary of a Loan Party may change its residence for Tax purposes without the prior written consent of the Administrative Agent.

ARTICLE VII
NEGATIVE COVENANTS

Until the Senior Credit Obligations shall have been paid in full or otherwise satisfied, and the Term Commitments hereunder shall have expired or been terminated, the Borrower and each Loan Party, as applicable, agrees that:

Section 7.01 Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure Funded Debt, other than (i) Liens securing the Finance Obligations, (ii) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), (iii) in the case of RPCT, Liens securing the RP Select Finance Term Facility pursuant to the RPCT Collections Account Control Agreement, (iv) in the case of RP Cube Trust, Liens on the assets of RP Cube Trust securing the Cubicin Acquisition Debt, (v) in the case of RPDP LLC, Liens securing the RP Select Finance Term Facility, (vi) in the case of RPDP Inc., Liens securing the RP Select Finance Term Facility, including pursuant to the RPDP Inc. Collections Account Control Agreement, (vii) any Margin Stock owned by any such Loan Party or any such Subsidiary to the extent that the value of Margin Stock so encumbered exceeds 25% of the value of all other property and assets of such Loan Party or Subsidiary subject to this Section 7.01 and (viii) any Margin Stock owned by BidCo).

Section 7.02 Investments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investments, except (i) cash and Cash Equivalents, (ii) Investments received in satisfaction or partial satisfaction of royalty receivables from financially troubled account debtors, (iii) Investments (x) by the Borrower made as part of a Permitted Royalty Acquisition or (y) by the Borrower in connection with an Affiliate Acquisition, (iv) Investments arising under Secured Cash Management Agreements and Secured Hedge Agreements, (v) as set forth in the Transaction Description or in connection with the Reorganization and (vi) other Investments in an aggregate principal amount up to $100,000,000.

Section 7.03 Funded Debt.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Funded Debt, except for:

(i)           the Senior Credit Obligations;

(ii)           any Funded Debt arising under Secured Cash Management Agreements or Secured Hedge Agreements;

(iii)           the Cubicin Acquisition Debt;

(iv)           other unsecured indebtedness of the Borrower; provided that, (A) both immediately before and after giving pro-forma effect thereto, no Default or Event of Default shall have occurred and the Borrower will be in compliance with the financial covenants set forth in Section 7.10 after giving effect to such unsecured indebtedness on a Pro-Forma Basis and (B) any such indebtedness has a final maturity date equal to or later than the latest of the Maturity Dates, and a Weighted Average Life to Maturity equal to or greater than the latest Weighted Average Life to Maturity, of the Term Facilities; and

(v)           as set forth in the Transaction Description or in connection with the Reorganization.

Section 7.04 Dissolution, Mergers and Subsidiaries.  No Loan Party shall, nor shall it permit any of its Subsidiaries to:

(a)           Terminate its existence, dissolve or liquidate, in whole or in part.

(b)           Enter into a transaction of merger or consolidation with any other Person other than the Acquisition or as otherwise set forth in the Transaction Description.

(c)           Form or permit to exist any Subsidiaries or capitalize any Subsidiaries with more than a nominal amount of equity capital except as in existence on the date hereof or with the prior written consent of the Administrative Agent other than as contemplated by the Acquisition, the Transaction Description and the Reorganization.

Section 7.05 Dispositions.  No Loan Party shall, nor shall it permit its Subsidiaries to, make Dispositions of assets, other than (i) Involuntary Dispositions, (ii) Dispositions by the Borrower (and not by RPCT) in any fiscal year of assets if, but only if, the aggregate Consolidated EBITDA attributable thereto for the fiscal year most recently completed prior to the time of any Disposition would not exceed an amount equal to 10% of Consolidated EBITDA for such most recently completed fiscal year, other than as necessary to accomplish the Transaction or as otherwise set forth in the Transaction Description and (iii) Dispositions of Margin Stock if the Net Cash Proceeds of such Disposition are applied to the repayment of the Term Facilities pursuant to Section 2.03(b) or reinvested in Stock Sale Proceeds.

Section 7.06 Distributions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, make Distributions to equity, other than:

(i)           Distributions in any period of four consecutive fiscal quarters not in excess of an amount equal to 45% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the making of such distribution if, before and after giving effect thereto, no Event of Default under Section 8.01(b) arising by virtue of a failure to comply with Section 7.10 as of the last day of fiscal quarter most recently ended prior to the date of the making of such Distribution has occurred and is continuing;

(ii)           Distributions to the Manager and the Investment Manager in respect of Employment Related Expenses;

(iii)           Affiliate Acquisition Distributions;

(iv)           Distributions to the Borrower or any Wholly-Owned Subsidiary to any Loan Party; and

(v)           Distributions to the Borrower or a Wholly-Owned Subsidiary of the Borrower described in the Transaction Description or made as part of the Reorganization.

Section 7.07 Limited Activities.  Without limiting any provision of this Agreement or any other Loan Document (including this Article VII), no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any activities other than (i) in the case of RPCT, those provided in Section 2.03 of the RPCT Trust Agreement, (ii) in the case of the Borrower, those provided in Section 2.03 of the Borrower Trust Agreement, and (iii) in the case of LuxCo 2, LuxCo 3 and BidCo, those provided in or permitted under the Loan Documents, the Offer Documents and those necessary, advisable or desirable to accomplish the Reorganization.  The purposes and powers of RPCT as provided in Section 2.03 of the RPCT Trust Agreement and the Borrower as provided in the Borrower Trust Agreement, shall in each case not be amended or modified without the prior written consent of the Administrative Agent.

Section 7.08 Fiscal Year.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year without the prior written consent of the Administrative Agent.

Section 7.09 Transactions with Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with an Affiliate other than on terms substantially as favorable as would be obtainable in an comparable arm’s length transaction with a Person that is not an Affiliate; except that distributions under Section 7.06 and the agreements and arrangements existing on the Effective Date relating to payment of management fees and expenses to the Manager and Investment Manager (including Employment Related Expenses) and to the governance of RPCT and other transactions set forth in the Transaction Description or pursuant to the Reorganization shall not be subject to this Section.

Section 7.10 Financial Covenants.

(a)           Consolidated Leverage Ratio.  The Borrower shall not permit the Consolidated Leverage Ratio of the Consolidated Group as of the end of any fiscal quarter of the Borrower to be greater than the Consolidated Leverage Ratio of the Consolidated Group on the Funding Date after giving pro forma effect to the Transaction multiplied by 1.2.

(b)           Consolidated Coverage Ratio.  The Borrower shall not permit the Consolidated Coverage Ratio of the Consolidated Group as of the end of any fiscal quarter of the Borrower to be less than the Consolidated Coverage Ratio of the Consolidated Group on the Funding Date after giving pro forma effect to the Transaction multiplied by 0.8.

Section 7.11 Prepayments and Amendments of Indebtedness, etc.  No Loan Party shall, nor shall it permit any of its Subsidiaries to:

(i)           prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Funded Debt, except (i) the prepayment of the Term Loans in accordance with the terms of this Agreement, (ii) to the extent, if at all, they constitute Funded Debt, termination and settlement of Secured Cash Management Agreements or Secured Hedge Agreements, (iii) the prepayments described in Section 6.13(b), (iv) any mandatory prepayment of the Cubicin Acquisition Debt required by the terms thereof, (v) the prepayment of the Target Senior Notes in accordance with this Agreement or (vi) as described in the Transaction Description or in connection with the Reorganization;

(ii)           amend, modify or change in any manner any term or condition of the LuxCo 3 Bonds or the BidCo/LuxCo 3 Loan, without the prior written consent of the Administrative Agent; or

(iii)           amend, modify or change in any manner any term or condition of any instrument issued in exchange for the LuxCo 3 Bonds or BidCo/LuxCo 3 Loan or into which the LuxCo 3 Bonds or BidCo/LuxCo 3 Loan are converted.

Section 7.12 Offer and Acquisition.  Without the consent of the Administrative Agent:

(i)           No Loan Party shall, nor shall it permit its Subsidiaries to, unless required to do so by the Panel, agree to amend, waive, revise, withdraw or agree or decide not to enforce in whole or in part any terms or conditions of the Offer in any respect, except with the consent of the Administrative Agent (acting with the consent or at the direction of the Required Lenders).  Notwithstanding the foregoing, it shall constitute a Certain Funds Major Default if, where the Panel requires any of the foregoing measures, the Required Lenders do not consent to any such amendment, waiver, revision, withdrawal or agreement if the effect thereof would be to increase or vary the offer price for the Target Ordinary Shares or the maximum aggregate consideration payable for all the Target Ordinary Shares to which the Offer relates or if the Panel would require a waiver of any of condition (a) (captioned “Acceptance Condition”), condition (l) (captioned “European Merger Regulation”), condition (m) (captioned “Irish Competition Act”), condition (n) (captioned “US Hart-Scott-Rodino Clearance”), condition (x)(i) (captioned “No discovery of certain matters regarding information, liabilities and environmental matters”) if the Panel consents to the inclusion of such condition (x)(i) in the Offer Documents or, as such condition relates to any Announced Transaction Approval, condition (j) (captioned “Frustrating Actions (within the meaning of Rule 21 of the Irish Takeover Rules)”) in Appendix 1 to the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement, other than to the extent that the Panel requires a Loan Party to accept a term or condition on which a decision or determination by the relevant authority is given under the aforesaid conditions (l) or (m), or any decision is made not to enforce any terms or conditions of the Offer notwithstanding the fact that the Borrower or BidCo, as applicable, may be required to do so unless the Borrower and BidCo, as applicable, shall have complied with their obligations under Sections 6.12(h) and 6.12(i)).

(ii)           BidCo shall not increase the purchase price for the Target Ordinary Shares, or purchase any Target Ordinary Shares at a price above, the price specified in the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement for the Target Ordinary Shares or otherwise amend, modify or supplement the Offer Documents, except to the extent required by the Panel.

(iii)           No Loan Party shall, nor shall it permit its Subsidiaries to, declare, accept or treat as satisfied any condition of the Offer where it is not actually satisfied or has not been complied with, except to the extent required by the Panel.

(iv)           BidCo shall not decide or declare that the Offer is unconditional in any respect until it has received acceptances in respect of nine-tenths or more in nominal value of the Target Ordinary Shares to which the Offer relates.

(v)           BidCo shall not extend the time for acceptance of the Offer to a date later than 28 calendar days after the last date on which the last Compulsory Acquisition Notice was given by BidCo.

(vi)           No Loan Party shall, nor shall it permit its Subsidiaries to, unless required by any applicable law or regulation (including the Irish Takeover Rules and the US

Securities Laws), the Irish Stock Exchange, the Panel or the SEC (in which event the BidCo and the Borrower shall consult with the Administrative Agent with respect thereto), publish any press release or make any statement or announcement (other than the Initial Tender Offer Announcement, the Subsequent Tender Offer Announcement and any Offer Document) containing any information or statement concerning the Loan Documents, this Agreement, the Refinancing and Funding Agreement, the Bridge Credit Agreement or the Lenders without the prior approval of the Administrative Agent.

(vii)           BidCo shall not take, and shall cause any Person acting in concert (for the purposes of the Irish Takeover Rules) with it not to take, any action the result of which would be to require it to make a mandatory offer under Rule 9 of the Irish Takeover Rules or to increase or vary the offer price for the Target Ordinary Shares or the maximum aggregate consideration payable for all the Target Ordinary Shares to which the Offer relates, above the level agreed between BidCo and the Administrative Agent from time to time (and BidCo will be deemed to be in breach of this Section 7.12 if any mandatory offer under Rule 9 of the Irish Takeover Rules or increase in or variation of the offer price is required to be made on account of the action or act of BidCo or any party acting in concert with it (for the purposes of the Irish Takeover Rules) or otherwise howsoever the relevant requirement arises, without the consent of the Administrative Agent prior to the date of this Agreement.

(viii)           No Loan Party shall, nor shall it permit its Subsidiaries to, amend, vary, novate, supplement, supersede, waive or terminate or give any consent under (or agree to do so) any term of the Loan Documents or the Related Documents.

(ix)           No Loan Party shall, nor shall it permit its Subsidiaries to, (i) except as may result from the making of the Offer or the occurrence of the Unconditional Date by it complying with its obligations under Section 6.12(l), cause or permit any Target Senior Notes to become due and payable before its stated maturity, (ii) except as may result from the making of the Offer or the occurrence of the Unconditional Date by it complying with its obligations under this Section 6.12(l), cause or permit any Swap Contract of a Target Group Member to be terminated or closed-out before its stated maturity or (iii) cause to be repaid or prepaid any Target Senior Notes other than in accordance with Section 6.12(l).

ARTICLE VIII
DEFAULTS

Section 8.01 Events of Default.  Subject to Section 8.02 below, an Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)           Non-Payment.  Failure to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan or any fee due hereunder or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document.

(b)           Specific Covenants.  Failure to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.04, 6.07, 6.08, 6.09, 6.10, 6.11, 6.12 or 6.13 or Article VII.

(c)           Other Defaults.  Failure by any Loan Party:

(i)           to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(ii)           to perform or observe any covenant or agreement contained in the BidCo/LuxCo 3 Loan or the LuxCo 3 Bonds; or

(iii)           to perform or observe any covenant or agreement contained in any agreement governing any instrument issued in exchange for the LuxCo 3 Bonds or BidCo/LuxCo 3 Loan or into which the LuxCo 3 Bonds or BidCo/LuxCo 3 Loan are converted.

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be false or misleading when made or deemed made.

(e)           Cross Default.  (i) Any Loan Party or member of the Consolidated Group (other than RP Cube Trust) or RP Investments (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness or Support Obligations (other than indebtedness hereunder and indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or member of the Consolidated Group or RP Investments is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or member of the Consolidated Group or RP Investments is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or member of the Consolidated Group as a result thereof is greater than $1,000,000.

(f)           Insolvency Proceedings, Etc.  Any Loan Party or member of the Consolidated Group (other than RP Cube Trust) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding or the occurrence of a Luxembourg Insolvency Event.

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy.

(h)           Judgments.  There is entered against any Loan Party or member of the Consolidated Group (other than RP Cube Trust) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding (x) $15,000,000 during the Certain Funds Period and (y) $1,000,000 thereafter, in each case to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage, or (ii) any one or more non monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(i)           ERISA.  Any Loan Party or member of the Consolidated Group (other than RP Cube Trust) or any ERISA Affiliate shall incur liabilities under or in respect of ERISA in excess of $1,000,000, or other obligations under ERISA that are reasonably likely to have a Material Adverse Effect.

(j)           Invalidity of Loan Documents or Acquisition Documents.  Any Loan Document or Acquisition Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Senior Credit Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or Acquisition Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document or Acquisition Document, or purports to revoke, terminate or rescind any Loan Document or Acquisition Document, except to the extent required by the Panel.

(k)           Change of Control.  (i) RP Investments shall at any time own less than 100% of the beneficial interests in the Borrower and RPI Acquisitions, (ii) the Borrower shall at any time own less than 80% of the beneficial interests in RPCT, RPCT shall at any time own less than 100% of the beneficial interests in RP Cube Trust, RPDP LLC, RPDP Inc. and RP Lex Sub-Trust or (iii) the Feeder Funds shall at any time collectively own (directly or indirectly) less than 100% of the beneficial interests in LuxCo 1, each BidCo Group Member and, from and after the completion of the Acquisition, each Target Group Member.

Section 8.02 Remedies upon Event of Default.  Subject to Section 4.03, if any Event of Default (or, with respect to any exercise of remedies under clause (iii) below during the Certain Funds Period, a Certain Funds Major Default) occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)           declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)           exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Finance Obligations shall, subject to the provisions of Section 2.13, be applied by the Administrative Agent in the following order:

FIRST, to payment of that portion of the Finance Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

SECOND, to payment of that portion of the Finance Obligations constituting fees, indemnities and other amounts payable to the Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to payment of that portion of the Finance Obligations constituting accrued and unpaid interest on the Term Loans and other Senior Credit Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to payment of that portion of the Finance Obligations constituting unpaid principal of the Term Loans and amounts then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

LAST, the balance, if any, after all of the Finance Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, (a) Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Finance Obligations otherwise set forth in this Section 8.03, and (b) Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
AGENCY PROVISIONS

Section 9.01 Appointment and Authority.

(a)           Administrative Agent.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           Collateral Agent.  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Finance Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agents’ resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Finance Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (B) that is sold or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or (C) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(ii)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11 Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Finance Obligations arising under Secured Cash Management Agreements or Secured Hedge Agreements unless the Administrative Agent has received written notice of such Finance Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank.

ARTICLE X
MISCELLANEOUS

Section 10.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency and (y) no such amendment, waiver or consent shall:

(i)           waive any condition set forth in Section 4.01 (other than Section 4.01(a)(i) or Section 4.01(b)) or Section 4.02, without the written consent of each Lender;

(ii)           extend or increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(iii)           postpone any date fixed by this Agreement or any other Loan Document for (A) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (B) any scheduled reduction of any Term Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(iv)           reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined terms used therein);

(v)           change (A) Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (B) the order of application of any reduction in the Term Commitments or any prepayment of Term Loans among the Term Facilities from the application thereof set forth in the applicable provisions of Section 2.03(b), Section 2.05(a) or Section 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Term Facility without the written consent of (w) if such Term Facility is the 5¼ Year Term Facility, the Required 5¼ Year Term Lenders, (x) if such Term Facility is the 6¾ Year Term Facility, the Required 6¾ Year Term Lenders, (y) if such Term Facility is the New Term Facility, the Required New Term Lenders, and (z) if such Term Facility is the Acquisition Term Facility, the Required Acquisition Term Lenders;

(vi)           change (A) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (B) of this Section 10.01(vi)), without the written consent of each Lender or (B) the definition of “Required 5¼ Year Term Lenders”, “Required 6¾ Year Term Lenders”, “Required New Term Lenders” or “Required Acquisition Term Lenders” without the written consent of each Lender under the applicable Term Facility;

(vii)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(viii)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(ix)           impose any greater restriction on the ability of any Lender under a Term Facility to assign any of its rights or obligations hereunder without the written consent of (A) if such Term Facility is the 5¼ Year Term Facility, the Required 5¼ Year Term Lenders, (B) if such Term Facility is the 6¾ Year Term Facility, the Required 6¾ Year Term Lenders, (C) if such Term Facility is the New Term Facility, the Required New Term Lenders, and (D) if such Term Facility is the Acquisition Term Facility, the Required Acquisition Term Lenders;

and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders under one or more of the Term Facilities (each Term Facility subject to such a Loan Modification Offer, and “Affected Facility”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice) (or such shorter periods as are acceptable to the Administrative Agent).  Permitted Amendments shall become effective only with respect to the Loans of the Lenders under the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans under such Affected Facility as to which such Lender’s acceptance has been made.  The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent giving effect to the Permitted Amendment (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders under the Affected Facility.  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this paragraph unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Funding Date under Section 4.01.  As used in this paragraph, “Permitted Amendments” shall be limited to (i) an extension of the final maturity date of the applicable Loans of the Accepting Lenders (provided that such extension may not result in having more than two additional final maturity dates in any year, or more than three additional final maturity dates at any time, under this Agreement without the consent of the Administrative Agent), (ii) a reduction, elimination or extension, of the scheduled amortization of the applicable Loans of the Accepting Lenders, (iii) a change in rate of interest (including a change to the Applicable Rate and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Loans of the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement) and (iv) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (i) through (iii) of this sentence.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant thereto).

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent Party’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final an nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document in respect of Borrower Materials made available through electronic telecommunications or other information transmission systems, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

(d)           Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, its Affiliates and the Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with due diligence, the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any Related Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b)           Indemnification.  The Borrower and each other Loan Party, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any Related Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Term Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided further that such indemnity shall not be joint and several among the Borrower and the Loan Parties that are Subsidiaries of the Borrower, on the one hand, and Loan Parties that are BidCo Group Members or Target Group Members on the other hand, in the case of any losses, claims, damages, liabilities and related expenses arising out of, in connection with, or as a result of any indemnifiable act or omission by BidCo Group Members or Target Group Members, which shall only be indemnifiable, jointly and severally, by the Loan Parties that are BidCo Group Members and Target Group Members.

(c)           Reimbursement by Lenders.  To the extent that the Borrower and the Guarantors for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to the Administrative Agent (or any sub-agent thereof), any of the Arrangers, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Arranger or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Arranger in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Arranger in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)           Waiver of Consequential Damages.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Related Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents, the Related Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

Section 10.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.  In the case of an assignment, transfer or novation by a Lender to a new lender or a participant, of all or any part of its rights and obligations under this Agreement or any of the other Loan Documents, the Lenders and the new lender or participant shall agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of the Agreement or any agreement referred to herein to which a Luxembourg Loan Party is a party (including any Collateral Document), any security created or guarantee given under the Agreement or in relation to the Agreement shall be preserved and continue in full force and effect to the benefit of the new lender or participant.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment(s) and the Term Loans (including for purposes of this Section 10.06(b)) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment under a Term Facility and the Term Loans at the time owing to it under such Term Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of a Term Commitment (which for this purpose includes the Term Loans outstanding thereunder) or, if a Term Commitment is not then in effect, the principal outstanding balance of the Term Loans thereunder of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans under the applicable Term Facility or the Term Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Term Facilities on a non-pro rata basis.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Arranger, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment if such assignment is to a Person that is not a Lender with a Term Commitment in respect of the applicable Term Facility, an Arranger, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Arranger, an Affiliate of a Lender or an Approved Fund.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or to any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, (C) to any Person that is not a “Qualified Purchaser” for purposes of Section 3(c)(7) of the Investment Company Act, (D) to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in clauses (B) or (C), or (E) to any natural person).

(vi)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro-rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro-rata share of all Term Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Term Note (or Term Notes) to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (w) a natural person, (x) until the full aggregate principal amount of the Term Loans contemplated hereby have been advanced to the Borrower, a Defaulting Lender (it being understood that the prohibition against the sale of participations to Defaulting Lenders under this clause (x) shall automatically cease to apply once the Term Loans are fully funded), (y) the Borrower or any of the Borrower’s Affiliates or (z) a Person that is not a “Qualified Purchaser” for purposes of Section 3(c)(7) of the Investment Company Act) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitments and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)           Limitation Upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Assignments and Participations to Qualified Purchasers.  No Term Loan or Participation therein may at any time be held by or on behalf of Persons that are not “Qualified Purchasers” for purposes of Section 3(c)(7) of the Investment Company Act.

Section 10.07 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:  (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(c) or Section 2.14(b) or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, (vii) on a confidential basis to (A)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08 Right of Setoff.  Subject to Section 4.03, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Term Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Senior Credit Obligation shall remain unpaid or unsatisfied.

Section 10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)           such assignment does not conflict with applicable Laws; and

(v)           in the case of any replacement of Lenders under the circumstances described in last paragraph of Section 10.01, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13), and such Lender (in lieu of the assignee) shall have received payment of the amount that would be (or would have been) payable to such Lender under Section 2.03(d)(ii) but for such replacement.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Term Note (if Term Notes have been issued in respect of such Lender’s Term Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 10.14 Governing Law; Jurisdiction Etc.

(a)           Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)           Submission to Jurisdiction.  EACH PARTY HERETO THE IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           Waiver of Venue.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           Service of Process.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents.  The words “execute”, “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18 USA Patriot Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

Section 10.19 Trustee Capacity of Wilmington Trust Company.  Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the Borrower Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Borrower is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Borrower and (c) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Borrower under this Agreement or the other related documents.

Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested under the RPCT Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of RPCT is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only RPCT and (c) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of RPCT or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by RPCT under this Agreement or the other related documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	RPI FINANCE TRUST, a Delaware Trust

	By:	Wilmington Trust Company, not in Its individual capacity but solely as Owner Trustee

By:
Name:
Title:

OTHER LOAN PARTIES:	ROYALTY PHARMA COLLECTION TRUST, a Delaware Trust

	By:	Wilmington Trust Company, not in Its individual capacity, but solely as Owner Trustee

By:
Name:
Title:

ECHO ACQUISITION LUX TWO S.À R.L, a société à responsabilité limitée organized and existing under the laws of Luxembourg

By:
Name:
Title:

ECHO ACQUISITION LUX THREE S.À R.L., a société à responsabilité limitée organized and existing under the laws of Luxembourg

By:
Name:
Title:

ECHO PHARMA ACQUISITION LIMITED, a private company limited by shares incorporated in Ireland

By:
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

SCHEDULE 1.01

Transaction Description – Initial Steps

(a)           Step 1.  One or more of the current direct holders of beneficial interests in RP Investments have formed:  (A) three Luxembourg companies:  LuxCo 1, LuxCo 2 and LuxCo 3; and (B) BidCo.

(b)           Step 2.  (A) The Borrower will subscribe an amount equal to the Acquisition Term Loans received by it and the Cash On Hand for the LuxCo 3/RPIFT Bonds; (B) RP Investments will subscribe an amount equal to the Bridge Term Loans received by it for the LuxCo 3/RPI Bonds; and (C) LuxCo 3 will in turn concurrently on-loan to BidCo the aggregate proceeds received by it from the RPI Entities as consideration for its issuance of the LuxCo 3 Bonds pursuant to the BidCo/LuxCo 3 Loan.

(c)           Step 3.  BidCo will acquire Target Parent Holdings through the Offer, followed as promptly as practicable after the Unconditional Date by the Compulsory Acquisition, and Target Parent Holdings will thereupon become a wholly-owned direct subsidiary of BidCo.  The Offer will be made by BidCo in compliance with the Irish Takeover Rules and United States securities laws.  The Offer will be subject to customary conditions, including those set forth in the Initial Tender Offer Announcement as amended by the Subsequent Tender Offer Announcement.  The proceeds of the Acquisition Term Loans, the Bridge Term Loans and the Cash On Hand advanced to BidCo under the BidCo/LuxCo 3 Loan will be used by BidCo (i) to pay the consideration and other amounts owing in connection with the Acquisition (including to make payments to holders of options in respect of shares in Target Parent Holdings who exercise or surrender their options as a result of, or in connection with the Offer), (ii) if necessary, to repay certain outstanding indebtedness of the Target Group Members and (iii) to pay all fees, costs and expenses incurred in connection with the Transaction.  Reasonably promptly after the Unconditional Date, BidCo and Target Parent Holdings will also cause the cancellation of the listing of the Target Ordinary Shares on the Irish Stock Exchange and the ADS on the New York Stock Exchange (the “De-Listing”) and re-register Target Parent Holdings as a private limited company under Irish law (the “Re-Registration”).  As soon as reasonably practicable following the Re-Registration, Target Parent Holdings and, to the extent applicable, each of the other Target Group Members will complete the Section 60 Financial Assistance Validation Procedure to allow it and its Subsidiaries, among other things, to provide security to the Lenders (and their assignees) over all or substantially all of their respective assets.

(d)           Step 4.  Promptly following the Section 60 Financial Assistance Validation Procedure (if necessary), (i) the applicable Target Group Member will distribute or loan the Target Net Cash to BidCo, which will forthwith apply all proceeds so received to prepay all or a portion of the BidCo/LuxCo 3 Loan, (ii) LuxCo 3 will simultaneously apply all proceeds so received from the prepayment of the BidCo/LuxCo 3 Loan to prepay the LuxCo 3 Bonds of each Series in accordance with its applicable Sharing Percentage and (iii) (A) RP Investments will simultaneously apply all proceeds so received in respect of the LuxCo 3 (RPI) Bonds to prepay the Bridge Term Loans and (B) the Borrower will simultaneously apply all proceeds, if any, so received in respect of the LuxCo 3/RPIFT Bonds to prepay Term Loans.

SCHEDULE 1.02

Transaction Description – Post Acquisition Reorganization

(a)           Step 1.  Target OpCo is registered as an Irish unlimited company.  Target Holdings sells the entire issued and outstanding share capital of Target OpCo to LuxCo 3 in consideration of an intercompany interest free note issued by LuxCo 3 to Target Holdings.  As a consequence, Target OpCo would become a direct wholly-owned subsidiary of LuxCo 3 and a sister subsidiary of BidCo.

(b)           Step 2.  Target Parent Holdings forms a new, direct, wholly-owned subsidiary as a sister subsidiary of Target Holdings (or utilize an existing Irish subsidiary of a Target Group Member) (“TradeCo”).  Target OpCo may then sells all of its assets other than its interest in the Tysabri Asset to TradeCo for market consideration, satisfied by the assumption of Target OpCo’s liabilities, and an interest free note owing from TradeCo to Target OpCo.

(c)           Step 3.  Target OpCo may migrate its tax residency to Luxembourg by moving its principal place of business and management to Luxembourg and adopting new constitutional documents under Luxembourg law.

(d)           Step 4.  Target OpCo carries out a reorganization and/or reduction of its share capital, involving some or all of the following steps (which may take place over a period of time):  (a) the redemption by Target OpCo of shares; (b) the issue by Target OpCo of shares, debentures, loan notes, promissory notes or other forms of securities (which may on their terms be convertible, redeemable, income-sharing or profit participating) whether for payment or not; (c) the subsequent redemption by Target OpCo of any such issued shares, debentures, loan notes, promissory notes or other forms of securities; (d) the subsequent conversion by Target OpCo of any such shares, debentures, loan notes, promissory notes or other forms of securities into loans (which loans may be convertible, redeemable, income-sharing or profit participating; (e) the alteration by Target OpCo of the terms or conditions of any such shares, debentures, loan notes, promissory notes or other forms of securities; (f) the borrowing of amounts by Target OpCo from LuxCo 3 under loan agreements; and (g) the sale, transfer or contribution of cash, assets or liabilities (including the liability under the LuxCo 3/RPIFT Bond) by LuxCo 3 to Target OpCo.  Target OpCo and/or LuxCo 3 may establish subsidiaries companies or subsidiary entities to reorganize the holdings of their respective assets and liabilities.  LuxCo 3 (or Target OpCo, if the liability under the LuxCo 3/RPIFT Bond has been assumed by it) may alter the terms of the LuxCo 3/RPIFT Bond or convert the LuxCo 3/RPIFT Bond into redeemable convertible instruments (“CPECs”) without a coupon, where net income of Target OpCo would be used to repay principal to RPIFT until the conversion or redemption in full of the CPECs.